                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of September 3, 1998 (the "AGREEMENT DATE") by and among CADENCE DESIGN SYSTEMS, INC., a Delaware corporation ("CADENCE"), ADIRONDACK TRANSACTION CORP., a Delaware corporation that is a wholly-owned subsidiary of Cadence ("SUB"), AMBIT DESIGN SYSTEMS, INC., a California corporation (the "COMPANY").

                                    RECITALS

         A. The parties intend that, subject to the terms and conditions of this Agreement, Sub will be merged with and into the Company in a reverse triangular merger, with the Company to be the surviving corporation of such merger, all pursuant to the terms and conditions of this Agreement and applicable law.

         B. Upon the effectiveness of such merger (i) the common stock and preferred stock of the Company that is outstanding immediately prior to the effectiveness of such merger will be converted into the right to receive payments of cash as provided herein, (ii) the options to purchase shares of the Company's common stock that are Company Options (as defined in Article I below) that are outstanding and unexercised immediately prior to the effectiveness of such merger will be assumed by Cadence and converted into options to purchase shares of Cadence common stock as provided herein and
(iii) Sub will be merged with and into the Company, all as provided in this Agreement.

         C. Concurrently with the execution hereof, (i) LSI Logic Corporation ("LSI") and the Company have executed and delivered a Waiver and Amendment Agreement, in the form attached hereto as EXHIBIT A (the "LSI AMENDMENT"), to, among other things, waive and terminate (a) any right of first refusal or other right held by LSI to acquire, or negotiate to acquire, the Company or any part of its business or assets, and (b) any rights LSI may have to terminate the Company's license or other rights under that certain Joint Development and Marketing Alliance Agreement between LSI and the Company dated on or about February 25, 1997 as a result of the merger; (ii) the Company has executed and delivered to Cadence a Company Option Agreement in the form attached hereto as EXHIBIT B (the "COMPANY OPTION AGREEMENT") granting the Company an option to purchase a number of newly-issued shares of Common Stock equal to fifteen percent (15%) of the Fully Diluted Company Shares (as defined herein) upon certain events, at a price per share equal to the sum of the Common Preference Amount plus the Participation Amount (as such terms are defined herein); (iii) certain shareholders of the Company have executed and delivered Voting Agreements and Irrevocable Proxies in the form attached hereto as EXHIBIT C; and (iv) certain key employees of the Company (the "KEY EMPLOYEES") identified in the letter agreement dated of even date herewith between the Company and Cadence (the "LETTER AGREEMENT") have executed and delivered employment agreements (the "EMPLOYMENT AGREEMENTS") and non-competition agreements (the "NON-COMPETITION AGREEMENTS") dated the date hereof.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms will have the meanings set forth below:

         1.1 The "MERGER" means the statutory merger of Sub with and into the Company to be effected pursuant to the terms and conditions of this Agreement.

         1.2 The "EFFECTIVE TIME" means the time and date on which the Merger first becomes legally effective under the laws of the States of California and Delaware as a result of: (i) the filing with the California Secretary of State of an Agreement of Merger between Sub and the Company in substantially the form of EXHIBIT D (the "AGREEMENT OF MERGER") and any required officers' certificates; and (ii) the filing with the Delaware Secretary of State of the Agreement of Merger and any required officers' certificates or in lieu thereof, at Cadence's option, a Certificate of Merger regarding the Merger (the "CERTIFICATE OF MERGER"), conforming to the requirements of Section 252 of the Delaware General Corporation Law.

         1.3 "COMPANY COMMON STOCK" means the Company's Common Stock.

         1.4 "COMPANY PREFERRED STOCK" means the Company's Preferred Stock of any series, including but not limited to the Company's Series A, Series C, Series D, Series E, Series F, Series G, Series H and Series I Preferred Stock.

         1.5 "COMPANY OPTIONS" means, collectively, (a) options to purchase shares of Company Common Stock granted by the Company to Company employees or directors of the Company or to consultants or contractors who provide services to the Company under the Company's Incentive Stock Option Plan that was initially adopted by the Company's Board of Directors on December 1, 1994, as amended (the "1994 OPTION PLAN") or the Company's 1996 Incentive Stock Option Plan that was initially adopted by the Company's Board of Directors on June 24, 1996, as amended (the "1996 OPTION PLAN") and (b) non-qualified options to purchase shares of Company Common Stock granted by the Company outside the 1994 Option Plan and the 1996 Option Plan to employees or directors of the Company or to consultants or contractors who provide services to the Company ("NON-PLAN OPTIONS"). The 1994 Option Plan and the 1996 Option Plan are collectively referred to herein as the "COMPANY OPTION PLANS" and each individually as a "COMPANY OPTION PLAN".

         1.6 "OTHER COMPANY SECURITIES" means, collectively: (a) any warrant, option, right or other security (other than any Company Option) that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of the Company (collectively, "COMPANY STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock or other security of the Company (other than Company Preferred Stock) that is convertible into or exchangeable for any shares of the capital stock of the Company or any Company Stock Rights ("COMPANY CONVERTIBLE SECURITY"); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any Company Stock Rights or any

Company Convertible Security. The term "Other Company Securities" does not include any of the Company Options or any shares of Company Preferred Stock.

         1.7 "FULLY DILUTED COMPANY SHARES" means that number of shares of Company Common Stock that is equal to the sum of: (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of Company Common Stock that are issuable upon the conversion in full of all shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the total number of shares of Company Common Stock that, immediately prior to the Effective Time, are, directly or indirectly, ultimately or potentially issuable by the Company upon the exercise, conversion or exchange of all Other Company Securities (if any) that are issued and outstanding immediately prior to the Effective Time.

         1.8 "COMPANY STOCKHOLDERS" means, collectively, those persons and entities (each being individually referred to herein as a "COMPANY STOCKHOLDER") who, immediately prior to the Effective Time, hold the shares of the Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time; PROVIDED, HOWEVER, that for purposes of Sections 1.19 and 2.3 and Article 11, the term "Company Stockholders" means only those Company Stockholders (as defined above in this Section) who are entitled to receive payments of cash pursuant to Section 2.1.2.

         1.9 "COMPANY DISSENTING SHARES" means any shares of any capital stock of the Company that (i) are outstanding immediately prior to the Effective Time and qualify fully as "dissenting shares" within the meaning of
Section 1300(b) of the California Corporations Code and (ii) with respect to which dissenter's rights to require the purchase of such dissenting shares for cash at their fair market value in accordance with Chapter 13 of the California Corporations Code have been duly and properly exercised and perfected in connection with the Merger.

         1.10 "CADENCE COMMON STOCK" means Cadence's Common Stock, $0.01 par value per share.

         1.11 "CADENCE AVERAGE PRICE PER SHARE" means the average of the closing prices per share of Cadence Common Stock as quoted on the New York Stock Exchange and reported in THE WALL STREET JOURNAL for the five (5) successive trading days immediately preceding, but not including, the Closing Date.

         1.12 "CONVERSION RATE" means the quotient obtained in dividing (a) the sum of (i) the Common Preference Amount plus (ii) the Preliminary Participation Amount by (b) the Cadence Average Price Per Share.

         1.13 "PREFERENCE AMOUNT" means any one or more of the following preference amounts: (a) "SERIES A PREFERENCE AMOUNT" means $0.1333 per share of the Company's Series A Preferred Stock; (b) "SERIES C PREFERENCE AMOUNT" means $0.4567 per share of the Company's Series C Preferred Stock; (c) "SERIES D PREFERENCE AMOUNT" means $0.8333 per share of the Company's Series D Preferred Stock; (d) "SERIES E PREFERENCE AMOUNT" means $0.95 per share of the Company's Series E Preferred Stock; (e) "SERIES F PREFERENCE AMOUNT" means $0.95 per share of the Company's Series F Preferred Stock; (f) "SERIES G PREFERENCE AMOUNT" means

$3.0722928 per share of the Company's Series G Preferred Stock; (g) "SERIES H PREFERENCE AMOUNT" means $4.00 per share of the Company's Series H Preferred Stock; and (h) "SERIES I PREFERENCE AMOUNT" means, with respect to a share of the Company's Series I Preferred Stock, the sum of $4.00 plus the amount of simple interest that would accrue on the principal sum of $4.00 at the rate of seven percent (7%) per annum from the date of issuance of such share of the Company's Series I Preferred Stock to the Effective Time; and (i) "COMMON PREFERENCE AMOUNT" means $0.0333 per share of the Company's Common Stock.

         1.14 "AGGREGATE PREFERENCE AMOUNT" means that dollar amount equal to the sum of: (a) the Series A Preference Amount multiplied by the number of shares of the Company's Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the Series C Preference Amount multiplied by the number of shares of the Company's Series C Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the Series D Preference Amount multiplied by the number of shares of the Company's Series D Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (d) the Series E Preference Amount multiplied by the number of shares of the Company's Series E Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (e) the Series F Preference Amount multiplied by the number of shares of the Company's Series F Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (f) the Series G Preference Amount multiplied by the number of shares of the Company's Series G Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (g) the Series H Preference Amount multiplied by the number of shares of the Company's Series H Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (h) the Series I Preference Amount multiplied by the number of shares of the Company's Series I Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (i) the Common Preference Amount multiplied by the number of shares of the Company's Common Stock that are issued and outstanding immediately prior to the Effective Time.

         1.15 "PRELIMINARY PARTICIPATION AMOUNT" means that dollar amount equal to the quotient obtained by dividing (a) Two Hundred Sixty Million Dollars ($260,000,000) minus the Aggregate Preference Amount and the Deemed Option Preference Amount; by (b) the sum of (1) the number of the Fully Diluted Company Shares determined as of immediately prior to the Effective Time plus (2) the maximum number of shares of the Company's Common Stock that are potentially issuable (without regard to vesting) pursuant to the exercise in full of all Company Options that are outstanding immediately prior to the Effective Time.

         1.16 "DEEMED OPTION PREFERENCE AMOUNT" means the product of (a) the Common Preference Amount multiplied by (b) the maximum number of shares of the Company's Common Stock that are potentially issuable (without regard to vesting) pursuant to the exercise in full of all Company Options that are outstanding immediately prior to the Effective Time.

         1.17 "PARTICIPATION AMOUNT" means the dollar amount equal to the quotient obtained by dividing: (a) Two Hundred Sixty Million Dollars ($260,000,000) minus the sum of (i) the Aggregate Preference Amount plus (ii) the Assumed Option Value, by (b) the number of Fully Diluted Company Shares (determined as of immediately prior to the Effective Time).

         1.18 "ASSUMED OPTION VALUE" means the product obtained by multiplying (a) the total number of shares of Company Common Stock that are subject to and potentially issuable (without regard to vesting) under all Company Options that are issued and outstanding immediately prior to the Effective Time by (b) the sum of (1) the Preliminary Participation Amount plus (2) the Common Preference Amount.

         1.19 "ESCROW CONTRIBUTION" means, with respect to each Company Stockholder, the product obtained by multiplying (a) Twenty-Five Million Dollars ($25,000,000), by (b) a fraction (i) whose numerator is the total amount of cash payable to such Company Stockholder pursuant to the provisions of Section 2.1.2 (inclusive of such Company Stockholder's Escrow Contribution) and (ii) whose denominator is the total amount of cash payable to all Company Stockholders in the aggregate pursuant to the provisions of
Section 2.1.2 (inclusive of all Company Stockholders' Escrow Contributions). The total amount of Escrow Contributions of all Company Stockholders shall accordingly equal Twenty-Five Million Dollars ($25,000,000).

         1.20 "COMPANY ANCILLARY AGREEMENTS" means, collectively, the Agreement of Merger, the Company Option Agreement, the LSI Amendment, the Non-Competition Agreements and each other agreement, certificate or document (other than this Agreement) which the Company is to enter into as a party thereto, pursuant to or in connection with this Agreement.

         1.21 "CADENCE ANCILLARY AGREEMENTS" means, collectively, the Escrow Agreement, the Agreement of Merger, the Company Option Agreement, the Employment Agreements, the Non-Competition Agreements and each other agreement, certificate or document (other than this Agreement) which Cadence is to enter into as a party thereto pursuant to or in connection with this Agreement.

         1.22 "SUB ANCILLARY AGREEMENTS" means, collectively, the Agreement of Merger and each other agreement, certificate or document (other than this Agreement) which Sub is to enter into as a party thereto pursuant to or in connection with this Agreement.

         1.23 "KNOWLEDGE" when used with reference to a party, means the actual knowledge, after reasonable inquiry, of the officers and directors of such party.

         1.24 "MATERIAL ADVERSE EFFECT" when used with reference to any entity or group of entities, means any event, change or effect that is (or with the passage of time is reasonably likely to be) materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

         1.25 "PROXY STATEMENT" means the Proxy Statement or information statement that the Company distributes and sends to its stockholders in connection with the special meeting of the Company Stockholders to be called and held by the Company, or solicitation of written stockholder consents by the Company, in order to seek the approval of the Merger, this Agreement and the Agreement of Merger and the transactions contemplated thereby by the Company Stockholders (the "COMPANY STOCKHOLDERS' MEETING").

         1.26 "TERMINATION DATE" means November 15, 1998; PROVIDED that if, following the filing by Cadence and the Company of pre-merger notification and report forms under the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR ACT"), the Company or Cadence shall receive a formal request from the U.S. Department of Justice or Federal Trade Commission for additional information (i.e., a "SECOND REQUEST") delivered under the HSR Act, then the Termination Date shall mean the earlier of (i) March 31, 1999 and (ii) the date sixty (60) days after Cadence and the Company each deliver a response that substantially complies with any such "second request."

         Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I will have the meanings assigned to such terms in this Agreement.

                                    ARTICLE 2
                             PLAN OF REORGANIZATION

         2.1  CONVERSION OF SHARES.

              2.1.1 CONVERSION OF SUB STOCK. At the Effective Time, each share of the Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of Company Common Stock that is issued and outstanding immediately after the Effective Time, and such shares of Company Common Stock will be the only shares of capital stock of the Company that are issued and outstanding immediately after the Effective Time.

              2.1.2 CONVERSION OF COMPANY STOCK. Subject to all of the provisions of this Article 2, at the Effective Time:

         (a) COMMON STOCK. Each share of the Company's Common Stock that is issued and outstanding immediately prior to the Effective Time (OTHER THAN any such shares that are Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive payment from Cadence of an amount of cash equal to the sum of (1) the Common Preference Amount, plus (2) the Participation Amount.

         (b) SERIES A PREFERRED STOCK. Each share of the Company's Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time (OTHER THAN any such shares that are Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive payment from Cadence of an amount of cash equal to the sum of (1) the Series A Preference Amount plus (2) the Participation Amount.

         (c) SERIES C PREFERRED STOCK. Each share of the Company's Series C Preferred Stock that is issued and outstanding immediately prior to the Effective Time (OTHER THAN any such shares that are Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive payment from Cadence of an amount of cash equal to the sum of (1) the Series C Preference Amount plus (2) the Participation Amount.

         (d) SERIES D PREFERRED STOCK. Each share of the Company's Series D Preferred Stock that is issued and outstanding immediately prior to the Effective Time (OTHER THAN any such shares that are Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive payment from Cadence of an amount of cash equal to the sum of (1) the Series D Preference Amount plus (2) the Participation Amount.

         (e) SERIES E PREFERRED STOCK. Each share of the Company's Series E Preferred Stock that is issued and outstanding immediately prior to the Effective Time (OTHER THAN any such shares that are Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive payment from Cadence of an amount of cash equal to the sum of (1) the Series E Preference Amount plus (2) the Participation Amount.

         (f) SERIES F PREFERRED STOCK. Each share of the Company's Series F Preferred Stock that is issued and outstanding immediately prior to the Effective Time (OTHER THAN any such shares that are Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive payment from Cadence of an amount of cash equal to the sum of (1) the Series F Preference Amount plus (2) the Participation Amount.

         (g) SERIES G PREFERRED STOCK. Each share of the Company's Series G Preferred Stock that is issued and outstanding immediately prior to the Effective Time (OTHER THAN any such shares that are Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive payment from Cadence of an amount of cash equal to the sum of (1) the Series G Preference Amount plus (2) the Participation Amount.

         (h) SERIES H PREFERRED STOCK. Each share of the Company's Series H Preferred Stock that is issued and outstanding immediately prior to the Effective Time (OTHER THAN any such shares that are Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive payment from Cadence of an amount of cash equal to the sum of (1) the Series H Preference Amount plus (2) the Participation Amount.

         (i) SERIES I PREFERRED STOCK. Each share of the Company's Series I Preferred Stock that is issued and outstanding immediately prior to the Effective Time (OTHER THAN any such shares that are Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive payment from Cadence of an amount of cash equal to the sum of (1) the Series I Preference Amount plus (2) the Participation Amount.

         All amounts of cash into which shares of Company Common Stock and Company Preferred Stock will become convertible as provided in this Section will be paid and issued as provided in Article 7 of this Agreement, subject to Sections 2.1.5, 2.1.6 and 2.3.

              2.1.3 COMPANY DISSENTING SHARES. Holders of Company Dissenting Shares (if any) will be entitled to their appraisal rights under Chapter 13 of the California Corporations Code with respect to such Company Dissenting Shares and such Company Dissenting Shares will NOT be converted into the right to receive payments of cash as provided in Section 2.1.2; PROVIDED, HOWEVER, that nothing in this Section 2.1.3 is intended to remove, release, waive, alter or affect any of the conditions to Cadence's and Sub's obligations to consummate the Merger set forth in Section 9.7, or any other provision of this Agreement relating to Company Dissenting Shares. Shares of the capital stock of the Company that are outstanding immediately prior to the Effective Time of the Merger and with respect to which dissenting stockholders' rights of appraisal under the California Corporations Code have NOT been properly perfected will, when such dissenting stockholders' rights can no longer be legally exercised under the California Corporations Code, be converted as provided in Section 2.1.2 (unless surrendered prior to such time pursuant to Section 7.2) and the holders of such shares shall thereupon be deemed to be Company Stockholders for all purpose of this Agreement, including without limitation for purposes of Sections 1.19 and 2.3 and
Article 11.

              2.1.4 CADENCE-OWNED SHARES. Notwithstanding anything in Section
2.1.2 or anywhere else in this Agreement to the contrary, at and upon the Effective Time, any shares of Company Common Stock and/or Company Preferred Stock that (a) are issued and outstanding immediately prior to the Effective Time and (b) are owned by Cadence or any wholly-owned subsidiary of Cadence immediately prior to the Effective Time, shall be canceled without the payment of any consideration to Cadence (or such subsidiary) therefor.

              2.1.5 CONTINUATION OF VESTING AND REPURCHASE RIGHTS. If any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or right, risk of forfeiture or other condition (other than a right of first refusal) under any applicable restricted stock purchase agreement or other agreement with the Company that does not by its terms lapse upon consummation of the Merger, then, notwithstanding anything herein to the contrary, the cash to be paid in exchange for such shares of Company Common Stock or Company Preferred Stock pursuant to this Article 2 shall not be paid by Cadence unless and until the events or conditions that would have caused such repurchase option, risk of forfeiture or other condition to have lapsed shall have occurred and the holder of such shares shall have so notified Cadence.

              2.1.6 OFFSET FOR LIABILITIES DUE TO COMPANY STOCKHOLDERS. Cadence may withhold, offset and reduce the amount of cash payable to any Company Stockholder pursuant to this Article 2 by the entire amount of any liability or debt of such Company Stockholder to the Company (or any subsidiary thereof) that is outstanding as of the Effective Time, together with any interest accrued thereon as of the Effective Time, regardless of when such liability or debt, or accrued interest, is otherwise due and payable to the Company or such subsidiary.

         2.2  ASSUMPTION AND CONVERSION OF COMPANY OPTIONS.

              2.2.1 ASSUMPTION BY CADENCE. Each Company Option that is outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be assumed by Cadence and converted into an option (a "CADENCE OPTION") to purchase that number of shares of

Cadence Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Conversion Rate, at an exercise price per share of Cadence Common Stock equal to the exercise price per share of Company Common Stock that was in effect for such Company Option immediately prior to the Effective Time divided by the Conversion Rate; PROVIDED, HOWEVER, that if the foregoing calculation would result in an assumed and converted Company Option being converted into an Cadence Option that, after aggregating all the shares of Cadence Common Stock issuable upon the exercise of such Cadence Option, would be exercisable for a fraction of a share of Cadence Common Stock, then the number of shares of Cadence Common Stock subject to such Cadence Option will be rounded down to the nearest whole number of shares of Cadence Common Stock. The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE") (if applicable) or as a nonqualified stock option, and all other terms and conditions of each Company Option (including without limitation the provisions of the applicable Company Option Plan that form part of the terms and conditions of such Company Option) that is converted into an Cadence Option in the Merger will (except as otherwise provided in the terms of such Company Options), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Merger. Pre-Merger employment service with the Company will be credited to such holder for purposes of applying any vesting schedule contained in the Cadence Option issued to such holder upon the conversion of such Company Option in the Merger in order to determine the number of shares of Cadence Common Stock that are exercisable under such Cadence Option at any point in time. This Section 2.2.1 is intended to meet the requirements of Section 424(a) of the Code and shall be interpreted consistent with such intent.

              2.2.2 REGISTRATION. Cadence will file, and will use its reasonable efforts to cause the shares of Cadence Common Stock that are subject to issuance upon exercise of the Cadence Options that are issued upon the conversion of the Company Options under Section 2.2.1 to be registered on, a registration statement (or to be issued pursuant to a then-effective registration statement) on, Form S-8 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 ACT"), as soon as reasonably practicable after the Effective Time. In any event Cadence will file such Form S-8 Registration Statement within twenty (20) business days after the Effective Time, and will use its reasonable efforts to maintain the effectiveness of such Form S-8 registration statement or registration statements for so long as such Cadence Options remain outstanding and Cadence Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 ACT").

              2.2.3 ADJUSTMENTS FOR CAPITAL CHANGES. Notwithstanding the provisions of Section 2.2, if at any time after the Agreement Date and prior to the Effective Time, Cadence recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend on its outstanding shares payable in shares of Cadence Common Stock or in shares or securities convertible into shares of Cadence Common Stock (each, a "CAPITAL CHANGE"), then the Cadence

Average Price Per Share and the resultant Conversion Rate will each be proportionally and equitably adjusted.

         2.3  ESCROW.

              2.3.1 ESCROW AND ESCROW AGREEMENT. At the Closing (as that term is defined in Section 7.1) of the Merger, Cadence will withhold Twenty-Five Million Dollars ($25,000,000) of the cash payable to the Company Stockholders in the Merger pursuant to Section 2.1.2 (such withheld amount of cash being hereinafter referred to as the "ESCROW PROPERTY"), and will deliver such amount of cash to State Street Bank and Trust Company, N.A. pursuant to the provisions of an escrow agreement in substantially the form of EXHIBIT E (the "ESCROW AGREEMENT") to be entered into at the Closing by Cadence, the Escrow Agent, and the Representative (as defined below). The Escrow Property shall held by the Escrow Agent during that time period commencing on the Effective Time and ending on the first (1st) anniversary of the Effective Time or on such later date as may be provided in the Escrow Agreement with respect to claims that may not be finally resolved at such first anniversary date (the "ESCROW PERIOD"). The amount of Escrow Property withheld by Cadence from the amounts payable to each Company Stockholder pursuant to Section 2.1.2 shall be an amount equal to such Company Stockholder's Escrow Contribution. The withholding of Escrow Property pursuant to this Section 2.3.1 and the Escrow Agreement shall be in addition to any withholding of cash pursuant to Sections 2.1.5 or 2.1.6.

              2.3.2 EFFECT OF COMPANY STOCKHOLDER APPROVAL; REPRESENTATIVE. By the approval of the Merger by the Company's Stockholders, each Company Stockholder will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (i) the indemnification provisions of
Article 11; (ii) the Escrow Agreement; and (iii) the appointment of such person as may be designated prior to the Closing Date by the Company's Board of Directors, (or, if no such designation shall be made by the Company's Board of Directors, such person as may be designated by Cadence (who shall be a then-current member of the Company's Board of Directors if any such member shall be willing to so serve and shall so advise Cadence in writing prior to the Closing Date, and otherwise shall be such person as may be designated by Cadence in its sole discretion)) as the representative of the Company Stockholders (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Company Stockholder as provided herein and in the Escrow Agreement; and (iv) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement and the Escrow Agreement, including, without limitation, the exercise of the power to: (a) authorize delivery to Cadence of Escrow Property in satisfaction of indemnity claims by Cadence or any other Indemnified Person (as defined herein) pursuant to Article 11 and/or the Escrow Agreement; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 11; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. Cadence shall be entitled to condition the payment of any cash to any Company Stockholder pursuant to Section 2.1.2 of this Agreement on the receipt by Cadence of an instrument, in form reasonably acceptable to Cadence, acknowledging and agreeing to the foregoing. The Representative will have authority and power to act on behalf of each Company Stockholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Company Stockholders are treated in the same manner. The Company Stockholders will be bound by all actions taken and documents executed by the Representative in connection with the Escrow Agreement, and Cadence will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to any Company Stockholder in the absence of willful misconduct on the part of the Representative. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid out of the Escrow Property to the extent that any such Escrow Property shall remain following the Escrow Period and satisfaction of all claims by Cadence under the Escrow Agreement. To the extent that such Escrow Property shall be insufficient for such purpose, such fees and expenses will be paid by the Company Stockholders to the Representative pro rata in proportion to their respective Escrow Contributions.

         2.4  EFFECTS OF THE MERGER.  At and upon the Effective Time of the
Merger:

              (a) the separate existence of Sub will cease and Sub will be merged with and into the Company, and the Company will be the surviving corporation of the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Agreement of Merger;

              (b) the Articles of Incorporation of the Company will be amended to read as set forth in EXHIBIT F attached hereto, which will be the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time;

              (c) the Bylaws of the Company will be amended to read as set forth in the Bylaws attached as EXHIBIT G hereto, which will be the Bylaws of the Surviving Corporation immediately after the Effective Time;

              (d) each share of Company Common Stock and each share of Company Preferred Stock that is outstanding immediately prior to the Effective Time, and each Company Option that is outstanding immediately prior to the Effective Time, will be converted as provided in this Article 2 and in the Agreement of Merger;

              (e) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time will be converted into one (1) share of Company Common Stock as provided in Section 2.1.1 and in the Agreement of Merger;

              (f) the officers of the Surviving Corporation immediately after the Effective Time will be the individuals who are the officers of Sub immediately prior to the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Sub immediately prior to the Effective Time;

              (g) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be the individuals who are the members of the Board of Directors of Sub immediately prior to the Effective Time; and

              (h) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

         2.5 TAX STATUS. The parties acknowledge that the Merger will NOT qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"). Cadence makes no representations or warranty to the Company or to any stockholder of the Company regarding the tax ramifications of the Merger.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Cadence that, except as set forth in the letter addressed to Cadence from the Company and dated as of the Agreement Date (including all schedules thereto) which has been delivered to Cadence by the Company concurrently with execution and delivery of this Agreement (the "COMPANY DISCLOSURE LETTER;" for all purposes of this Agreement (including without limitation Articles 9 and 11), the statements contained in the Company Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by the Company under this Agreement), each of the following representations, warranties and statements in this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date:

         3.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on the Company. The Company has delivered to Cadence true and correct copies of the currently effective Articles of Incorporation and Bylaws or other charter documents, as applicable, of the Company and each of its subsidiaries (if any), each as amended to date. Neither the Company nor any of its subsidiaries is in violation of its Articles of Incorporation, Bylaws or other charter documents.

         3.2 SUBSIDIARIES. Except as expressly disclosed in SCHEDULE 3.2 of the Company Disclosure Letter, the Company does not have any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. Any subsidiary of the Company that is disclosed in SCHEDULE
3.2 of the Company Disclosure Letter is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on the Company. The Company is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock and other securities of each of its subsidiaries; all such shares and other securities of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable; and all of the outstanding shares of capital stock and other securities of each such subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances or rights of others. No subsidiary of the Company owns any material assets, or owns assets with an aggregate book value of in excess of $1,000,000 (determined in accordance with U.S. generally accepted accounting principles.) There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other commitments or agreements of any kind under which any third party has any existing or potential right to purchase or otherwise acquire any shares of capital stock or other securities of any such subsidiary, whether from the Company or such subsidiary.

         3.3  POWER, AUTHORIZATION AND VALIDITY.

              3.3.1 POWER AND AUTHORITY. The Company has all requisite corporate power, capacity and authority to enter into, execute, deliver, and perform its obligations under, this Agreement and all the Company Ancillary Agreements, and (subject to the approval of the principal terms of this Agreement and the Agreement of Merger by the Company's stockholders as required by applicable law and the Company's Articles of Incorporation and Bylaws, each as amended) to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of the Company's Board of Directors in compliance with applicable law and the Company's Articles of Incorporation and Bylaws, each as amended.

              3.3.2 NO CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority ("GOVERNMENTAL AUTHORITY"), or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by the Company to enable the Company to lawfully enter into, and to perform its obligations under, this Agreement and each of the Company Ancillary Agreements, and to consummate the Merger, except for: (a) the approval of the principal terms of this Agreement and the Agreement of Merger by the stockholders of the Company in compliance with the requirements of applicable law and the Company's Articles of Incorporation and Bylaws, each as amended; (b) the filing of the Agreement of Merger (or the Certificate of Merger) with the Delaware Secretary of State and the filing of the Agreement of Merger (and related officers' certificates) with the California Secretary of State; and (c) such filings and notifications as may be required to be made by the Company and/or any stockholder of the Company in connection with the Merger under the HSR Act (as defined in Section 1.24).

              3.3.3 ENFORCEABILITY. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

         3.4  CAPITALIZATION OF THE COMPANY.

              3.4.1 OUTSTANDING STOCK. As of the Agreement Date, the authorized capital stock of the Company consists entirely of: (i) 25,000,000 shares of Common Stock, no par value, of which a total of 9,557,242 shares are issued and outstanding and (ii) 15,000,000 shares of Preferred Stock, no par value, of which (a) 1,800,000 shares have been designated Series A Preferred Stock, 1,423,338 shares have been designated Series C Preferred Stock, 2,520,000 shares have been designated Series D Preferred Stock, 2,026,033 shares have been designated Series E Preferred Stock, 530,000 shares have been designated Series F Preferred Stock, 1,700,000 shares have been designated Series G Preferred Stock, 2,000,000 shares have been designated Series H Preferred Stock and 3,000,000 shares have been designated Series I Preferred Stock, and
(b) there are issued and outstanding a total of 1,368,000 shares of Series A Preferred Stock, 1,423,338 shares of Series C Preferred Stock; 1,715,001 shares of Series D Preferred Stock, 1,571,033 shares of Series E Preferred Stock, 529,991 shares of Series F Preferred Stock, 1,631,166 shares of Series G Preferred Stock, 1,132,968 shares of Series H Preferred Stock and 2,704,460 shares of Series I Preferred Stock. As of the Closing Date, there will have been no change in such authorized and outstanding capital stock other than changes that are otherwise permitted by this Agreement that are disclosed in writing to Cadence prior to the Closing Date. Except as expressly described above in this Section 3.4.1, no other shares of any capital stock of the Company are authorized, issued or outstanding. No fractional shares of Common Stock of the Company are issued or outstanding, except for fractional shares issued after the Agreement Date that are disclosed in writing to Cadence prior to the Closing Date. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. Each share of Company Preferred Stock is convertible into one (1) share of Company Common Stock. A list of all holders of the Company's outstanding capital stock, and the total number of shares of Company Common Stock and Company Preferred Stock (and the number of shares of each series of Company Preferred Stock) owned by each such holder as of the Agreement Date, a description of any rights of the Company to repurchase such shares, the dates on which such repurchase rights would terminate or lapse, and a description of any conditions or events which would result in the lapse or termination of any such repurchase rights, is set forth in SCHEDULE 3.4.1 to the Company Disclosure Letter, and as of the Closing Date, there have been no changes in such holders, the shares held by them, or the existence and terms of such repurchase rights other than changes that are otherwise permitted by this Agreement that are disclosed in writing to Cadence prior to the Closing Date. Except as disclosed in SCHEDULE 3.4.1, neither the consummation of the Merger or any other transactions contemplated by this Agreement or any of the other Company Ancillary Agreements, nor any action taken by the Company in connection with such agreements or transactions, or the assumption of any Company Options by Cadence, will result in any lapse or termination of any repurchase rights held by the Company with respect to any Company Common Stock or Company Preferred Stock, or the inability of Cadence or the Company after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Common Stock issued at or before the Effective Time. During the two (2) year period immediately prior to the Agreement Date, the Company has not redeemed, repurchased or otherwise reacquired any shares of its capital stock from any stockholder of the Company. The Company has no liability to any stockholder for any dividends that have been declared or accrued.

              3.4.2 OPTIONS, WARRANTS OR RIGHTS. Except for Company Options to purchase an aggregate total of 2,259,544 shares of Company Common Stock that are outstanding on the Agreement Date (2,009,861 of which Company Options were granted under the Company Option Plans) and warrants held by Needham & Company to purchase an aggregate of 84,089 shares of

Common Stock (the "COMPANY WARRANTS") that are outstanding on the Agreement Date, there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of the Company's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of the Company's capital stock or obligating the Company to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement. To the Company's knowledge, no person or entity has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of the Company from any holder of shares of the capital stock of the Company. A total of 3,000,000 shares of Company Common Stock are reserved for issuance under the 1994 Option Plan, and a total of 2,400,000 shares of Company Common Stock are reserved for issuance under the 1996 Option Plan and a total of 1,100,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Non-Plan Options. Except for issuances of Company Common Stock pursuant to exercises of Company Options and Company Warrants that occur after the Agreement Date and which have been disclosed in writing to Cadence and to Cadence's counsel prior to the Closing Date, a total of 2,817,115 shares of Company Common Stock have been issued under the Company Option Plans, of which a total of 2,413,483 shares were issued under the 1994 Option Plan (of which 104,783 shares have been repurchased) and a total of 403,632 shares were issued under the 1996 Option Plan (of which 3,149 shares have been repurchased). A total of 495,000 shares of Company Common Stock are potentially issuable upon the exercise of all options granted under the 1994 Option Plan that are outstanding on the Agreement Date and a total of 1,514,811 shares of Company Common Stock are potentially issuable upon the exercise of all options granted under the 1996 Option Plan that are outstanding on the Agreement Date. Attached as SCHEDULE 3.4.2 to the Company Disclosure Letter is a true and complete list of all holders of all Company Options that are outstanding on the Agreement Date, the number of Company Options held by each such holder as of such date, the exercise price and vesting schedule of each Company Option held by each such person, and any conditions or events which would accelerate the vesting of any such Company Option or the shares purchased pursuant to such Company Option, or the lapse or termination of any repurchase right on such shares. The right to exercise any Company Options granted after July 21, 1998 will vest over a four year period (or a three year period beginning on the first anniversary of the date of the grant of such option), on a linear monthly or quarterly basis, and no Company Options granted after July 21, 1998 provide (or will provide) for (i) any acceleration of vesting in favor of the optionee or any lapse or termination of any repurchase right held by the Company with respect to any shares issued or issuable under any such Company Option (other than by reason of the lapse of time during which the optionee is employed by or provides services to the Company or any of its subsidiaries consistent with the foregoing provisions of this sentence); (ii) any additional benefits for the optionee under any such Company Option; (iii) the inability of Cadence after the Effective Time to exercise (with respect to any Cadence Option issued in the Merger or any shares of Cadence Common Stock issuable upon exercise thereof) any right or benefit held by the Company prior to the Effective Time with respect to any Company Option which was converted into such Cadence Option in the Merger or with respect to the shares issuable upon exercise such Company Option, including, without limitation, the right to repurchase an optionee's unvested shares on termination of the optionee's or shareholder's employment, service or other relationship with the Company.

Except as may be expressly required by the terms of any Company Option Plan, the Company has not authorized or provided for, or taken any action to authorize or provide for, the acceleration of the time during which any holder of any option, warrant or other right to purchase or acquire any share of capital stock of the Company may exercise such option, warrant or right upon the occurrence of any condition or otherwise or upon which any right of the Company to repurchase shares issued or issuable upon exercise of such option, warrant or the rights would lapse or terminate. Except as disclosed in SCHEDULE 3.4.2, neither the consummation of the Merger or any other transactions contemplated by this Agreement or any of the other Company Ancillary Agreements, nor any action taken by the Company in connection with such agreements or transactions, or the assumption of any Company Options by Cadence, will result in (i) any acceleration of vesting in favor of any optionee under any Company Option or any lapse or termination of any repurchase right held by the Company with respect to any shares issued or issuable under any Company Option; (ii) any additional benefits for any optionee under any Company Option; (iii) the inability of Cadence after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Option assumed by Cadence or with respect to the shares issuable upon exercise thereof, including, without limitation, the right to repurchase an optionee's unvested shares on termination of the optionee's or shareholder's employment, service or other relationship with the Company; or (iv) a breach of any Company Option Plan or Company Option or any agreement entered into in connection therewith. The Company Option Plans (and any change in (a) the number of shares reserved under either such Company Option Plan or (b) the eligible participants under such Company Option Plan) have each been duly and validly approved (i) by the Company's Board of Directors and (ii) by the Company's stockholders, and with respect to each of the Company Option Plans (or any such change) such stockholder approval was obtained within one (1) year of the date on which such Company Option Plan was approved by the Company's Board of Directors.

              3.4.3 NO VOTING ARRANGEMENTS OR REGISTRATION RIGHTS. There are no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's outstanding securities or to the conversion of any shares of the Company's capital stock in the Merger pursuant to any agreement or obligation to which the Company is a party or, to the knowledge of the Company, pursuant to any other agreement or obligation, except for the Voting Agreements (and related Irrevocable Proxies) referred to in Section 3.23. The Company is not under any obligation to register under the 1933 Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

         3.5 NO CONFLICT. Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements by the Company, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the Articles of Incorporation or Bylaws or other charter documents of the Company or any of its subsidiaries (if any) as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to the Company or any of its subsidiaries (if any) or any of their respective assets or properties; or (iii) any Company Material Agreement (as defined in

Section 3.12) or any other material undertaking, understanding, letter of intent, memorandum of understanding or commitment (whether verbal or in writing) to which the Company or any of its subsidiaries (if any) is a party or by which the Company or any of its subsidiaries (if any) or any of their respective assets or properties are bound.

         3.6 LITIGATION. There is no action, suit, arbitration, mediation, litigation, proceeding, claim or investigation pending against the Company or any of its subsidiaries (or against any officer, director, employee or agent of the Company or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with the Company or such subsidiary) before any court, administrative agency or arbitrator, nor, to the Company's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened in writing to the Company or any of its subsidiaries since its inception, or otherwise overtly threatened since June 30, 1997 (other than actions, suits, arbitrations, mediations, litigations, proceedings, claims or investigations commenced or threatened, respectively, after the Agreement Date which could not reasonably be expected to have a Material Adverse Effect on the Company and that could not prevent, enjoin, or materially alter or delay the consummation of the Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement). There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against the Company or any of its subsidiaries (other than judgments, decrees, injunctions, rules or orders first rendered or entered against the Company after the Agreement Date which could not reasonably be expected to have a Material Adverse Effect on the Company and that could not prevent, enjoin, or materially alter or delay the consummation of the Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement). To the Company's knowledge, there is no basis for any person, firm, corporation or other entity to assert a claim against the Company based upon: (a) the Company's entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; (b) a disputed claim of ownership of any shares of the capital stock of the Company, or of any option, warrant or other right to acquire ownership of any shares of the capital stock of the Company or (c) any rights as a Company stockholder, including any option, warrant or preemptive rights or rights to notice or to vote.

         3.7  TAXES.

              3.7.1 The Company and each of its subsidiaries have timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date (as defined in Section 3.8 below) is fully reflected on the Balance Sheet (as defined in
Section 3.8 below)), has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither the Company any of its subsidiaries is delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax of the Company or any of its subsidiaries have been threatened, claimed, proposed or assessed against the Company or any of its subsidiaries or any of their respective officers, employees or agents in their capacity as such. Neither the Company nor any of its subsidiaries have received any notification that any material issues have been raised by

(or are currently pending) before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding the Company or any of its subsidiaries and no tax return of the Company or any of its subsidiaries has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority. No tax liens have been filed against any assets of the Company or any of its subsidiaries. The Company and its subsidiaries have each withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

              3.7.2 The Company has provided to Cadence true and complete copies of all tax returns, including foreign, federal and state income or franchise tax returns and state sales and use tax returns with respect to the Company or any of its subsidiaries or any of their respective assets or operations, for all periods since (or beginning on) January 1, 1995.

              3.7.3 For the purposes of this Section, (a) the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, payroll, documentary, stamp, occupation, recording, value added or transfer taxes, and other governmental charges, fees, customs duties, levies or assessments of a nature similar to taxes (whether payable directly or by withholding) and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax and (b) the term "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with connection with, any taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         3.8  COMPANY FINANCIAL STATEMENTS.

              3.8.1 The Company has delivered to Cadence the Company's audited consolidated balance sheets as of June 30, 1996, 1997 and 1998 and the Company's audited consolidated statements of income, statements of cash flows and statements of stockholders' equity for each of the years ended June 30, 1996, 1997 and 1998 (all such financial statements of the Company and its subsidiaries the notes thereto are hereinafter collectively referred to as the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements (a) are derived from and in accordance with the books and records of the Company and its subsidiaries, (b) fairly present the consolidated financial condition of the Company at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted in the notes thereto).

              3.8.2 The Company and its subsidiaries have no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Company's audited consolidated balance sheet as of June 30, 1998 (the "BALANCE SHEET"), (ii) those disclosed in the Company Disclosure Letter and not required by generally accepted accounting principles to be shown on the Balance Sheet, and (iii) those that may have been incurred after June 30, 1998, the date of the Balance Sheet (the

"BALANCE SHEET DATE") in the ordinary course of the Company's business consistent with its past practices (other than liabilities for Transaction Expenses (as defined in Section 12.7)). All reserves established by the Company and set forth in or reflected in the Balance Sheet were established in accordance with generally accepted accounting principles consistently applied. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5. SCHEDULE 3.8 to the Company Disclosure Letter sets forth all liabilities and debts to the Company or any subsidiary thereof from any holder of Company Preferred Stock, Company Common Stock or Company Options, including, the dollar amount of each such liability, the date or dates on which such amounts are due and payable and the rate of interest, if any, on such liability or debt.

         3.9 TITLE TO PROPERTIES. The Company and each of its subsidiaries have good and marketable title to, or valid leasehold interests in, all of their respective assets and properties (including but not limited to those shown on the Balance Sheet), free and clear of all mortgages, deeds of trust, security interests, pledges, liens, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind, other than (a) liens for current taxes that are not yet due and payable and
(b) imperfections of title and liens, restrictions and encumbrances that do not materially interfere with the use of any material assets or properties by the Company or such subsidiary in the ordinary course of business and that do not secure material obligations of the Company or any of its subsidiaries. All material machinery, vehicles, equipment and other tangible personal property owned or leased by the Company and its subsidiaries or used in its business are in reasonably good operating condition and repair, normal wear and tear excepted, and all leases of real or material personal property to which the Company or any of its subsidiaries is a party are fully effective and afford the Company or its subsidiary, as applicable, peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. Neither the Company or any of its subsidiaries is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties (the violation of which would result in a Material Adverse Effect on the Company), nor has the Company received any notice of violation of law with which it has not complied. Neither the Company nor any of its subsidiaries owns any real property.

         3.10 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, there has not been with respect to the Company or any of its subsidiaries any:

              (a) material adverse change, or occurrence of any event or condition that could reasonably be expected to result in a material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of the Company or any of its subsidiaries;

              (b) amendment or change in the Articles of Incorporation or Bylaws of the Company;

              (c) incurrence, creation or assumption by the Company or any of its subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of the Company or any of its subsidiaries or (ii) any obligation or liability in respect of any indebtedness for borrowed money (other than borrowings after November 15, 1998 of not more than $50,000 in any calendar month (net of any repayments of any indebtedness for borrowed money made in such month);

              (d) issuance or sale of any debt or equity securities of the Company or any of its subsidiaries (other than the issuance of shares of Company Common Stock upon the exercise of Company Options granted under a Company Option Plan or from the 1,100,000 reserve of shares of Company Common Stock reserved for Non-Plan Options described in Section 3.4.2 or upon the exercise of Company Warrants) or any options, warrants or other rights to acquire from the Company or any of its subsidiaries, directly or indirectly, any debt or equity securities of the Company or any of its subsidiaries (other than grants of Company Options disclosed in SCHEDULE 3.4.1 to the Company Disclosure Letter); except that after November 15, 1998, the Company may grant options to purchase up to an aggregate of 200,000 shares of Company Common Stock to employees under a Company Option Plan, PROVIDED THAT (i) no one employee may be granted options to purchase more than an aggregate of 25,000 shares of Common Stock; (ii) any such options shall provide for vesting of the right to exercise such option over a four year period (or a three year period beginning on the first anniversary of the date of the grant of such option), on a linear monthly or quarterly basis, and (iii) such option shall not provide for acceleration of vesting or for the lapse or termination of any restrictions, or rights of the Company, upon the Closing, the Effective Time or any other event.

              (e) payment or discharge by the Company or any of its subsidiaries of any security interest, lien, claim, or encumbrance of any kind on any asset or property of the Company or any of its subsidiaries, or the payment or discharge of any liability that was not either shown on the Balance Sheet or incurred in the ordinary course of the Company's business after the Balance Sheet Date in an amount not in excess of $50,000 for any single liability to a particular creditor;

              (f) purchase, license, sale, assignment or other disposition or transfer (or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer), of any of the assets, properties or goodwill of the Company or any of its subsidiaries other than a non-exclusive license of any product or products of the Company or any of its subsidiaries made in the ordinary course of the Company's business consistent with its past practices and other than purchases in the ordinary course of business of assets having a purchase price of less than $4,000 on an individual basis and less than $40,000 in aggregate;

              (g) damage, destruction or loss of any property or asset, whether or not covered by insurance, having (or reasonably likely with the passage of time to have) a Material Adverse Effect on the Company;

              (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, any shares of the capital stock of the Company, any split, combination or recapitalization of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of the Company or any change in any rights, preferences, privileges or restrictions of any outstanding stock or other security of the Company;

              (i) change or increase in the compensation payable or to become payable to any of the officers, directors, or employees of the Company or any of its subsidiaries, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of the Company's business;

              (j) change in the composition of the management, supervisory or other key personnel of the Company;

              (k) obligation or liability incurred by the Company or any of its subsidiaries to any of its officers, directors or stockholders except for normal and customary compensation and expense allowances payable to officers in the ordinary course of the Company's business consistent with its past practices;

              (l) making by the Company or any of its subsidiaries of any loan, advance or capital contribution to, or any investment in, any officer, director or stockholder of the Company or, to the knowledge of the Company, any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

              (m) entering into, amendment of, relinquishment, termination or non-renewal by the Company or any of its subsidiaries of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business, consistent with past practices, or the receipt by the Company or any of its subsidiaries of any written or oral indication or assertion by the other party thereto of problems of a material nature with the Company's products, services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

              (n) material change in the manner in which the Company or any of its subsidiaries extends discounts or credits to customers or otherwise deals with its customers;

              (o) entering into by the Company or any of its subsidiaries of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense or obligation on the part of the Company or any of its subsidiaries involving in excess of $50,000 or that is not entered into in the ordinary course of the Company's business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of the Company's business consistent with its past practices;

              (p) any license, transfer or grant of a right under any Company IP Rights (as defined in Section 3.13 below), other than those licensed, transferred or granted in the ordinary course of the Company's business consistent with its past practices; or

              (q) any agreement or arrangement made by the Company or any of its subsidiaries to take any action which, if taken prior to the Agreement Date, would have made any representation or warranty of the Company set forth in Article 3 of this Agreement untrue or incorrect as of the date when made.

         3.11 CONTRACTS AND COMMITMENTS. SCHEDULE 3.11 to the Company Disclosure Letter sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments to which the Company or any of its subsidiaries is a party or to which the Company or any of its subsidiaries or any of their respective assets or properties is bound:

              (a) any distributor, OEM (Original Equipment Manufacturer), VAR (Value Added Reseller), sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product or technology of the Company or any of its subsidiaries or marketed by the Company or any of its subsidiaries;

              (b) any continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from the Company or any of its subsidiaries in an amount in excess of $50,000 per annum which is not terminable on ninety (90) days' or less notice without cost or other liability to the Company or any of its subsidiaries (other than non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practices, on terms consistent in all material respects (other than the dollar amount of license fees and royalties) with the forms of license agreements provided to counsel to Cadence prior to the Agreement Date);

              (c) any contract or commitment in which the Company or any of its subsidiaries has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing rights relating to any product or service, any group of products or services or any territory;

              (d) any contract providing for the development of software, semiconductor designs or other technology or intellectual property for the Company or any of its subsidiaries, or the license of any software, semiconductor designs, other technology or intellectual property to the Company or any of its subsidiaries, which software, semiconductor designs, other technology or intellectual property is used or incorporated in any product currently sold, licensed, leased, distributed or marketed by the Company or any of its subsidiaries or any service currently provided or marketed by the Company or any of its subsidiaries or is contemplated to be used or incorporated in any products to be sold, licensed, leased, distributed or marketed or services to be provided or marketed by the Company or any of its subsidiaries (OTHER THAN software marketed to, and generally available to, the public at a per copy license fee of less than $10,000 per copy);

              (e) any joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses with any other party;

              (f) any contract or commitment for or relating to the employment of any officer, employee or consultant of the Company or any of its subsidiaries or any other type of contract or understanding with any officer, employee or consultant of the Company or any of its subsidiaries that is not immediately terminable by the Company (or such subsidiary, as the case may be) without cost or other liability, and any contract or understanding with any independent contractor or consultant providing services in connection with any Company IP Rights (as defined in Section 3.13) or the development of any product, or feature or component thereof, by or for the Company or any of its subsidiaries;

              (g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

              (h) any lease or other agreement under which the Company or any of its subsidiaries is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $50,000 per annum;

              (i) any agreement or arrangement for the sale of any assets, properties, services or rights having a value in excess of $50,000, other than in the ordinary course of the Company's business consistent with its past practices;

              (j) any agreement that restricts or prohibits the Company or any of its subsidiaries from freely engaging in any aspect of its business, from participating or competing in any line of business or that restricts the Company or any of its subsidiaries from engaging in any business in any geographic area;

              (k) any Company IP Rights Agreement (as defined in Section
3.13);

              (l) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of the Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

              (m) consulting or similar agreement under which the Company or any of its subsidiaries provides any advice or services to a customer of the Company for an annual compensation to the Company (or such subsidiary, as the case may be) of $50,000 per year or more;

              (n) any contract with or commitment to any labor union;

              (o) any contract or arrangement under which the Company or any of its subsidiaries has made any commitment to develop any new technology, to deliver any software currently under development or to enhance or customize any software (other than agreements to deliver updates or upgrades on terms and conditions described in SCHEDULE 3.11 to the Company Disclosure Letter); or

              (p) any other agreement, contract, commitment (whether verbal or in writing) or instrument that is material to the business of the Company or that involves a future commitment by the Company in excess of $50,000.

              A copy of each agreement or document required by this Section to be listed on SCHEDULE 3.11 to the Company Disclosure Letter (such agreements and documents being hereinafter collectively referred to as the "COMPANY MATERIAL AGREEMENTS") has been delivered to Cadence's counsel.

         3.12 NO DEFAULT; NO CONSENT REQUIRED; NO RESTRICTIONS. Neither the Company nor any of its subsidiaries is in breach or default under any Company Material Agreement (except for breaches and defaults that in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company). Neither the Company nor any of its subsidiaries is a party to any contract, agreement or arrangement which has had, or, to the knowledge of the Company, could reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has any material liability for renegotiation of government contracts or subcontracts, if any. No consent or approval of any third party is required to ensure that, following the Effective Time, any Company Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction called for by this Agreement, the Agreement of Merger or any Company Ancillary Agreement. Neither the Company's entering into this Agreement nor the consummation of the Merger will give rise to, or trigger the application of, any material rights of any party to any Company Material Agreement. Neither the Company nor any of its subsidiaries is a party to, and no asset or property of the Company or any of its subsidiaries is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) the Company or any of its subsidiaries from freely engaging in any business now conducted by any of them or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which the Company or any of its subsidiaries may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that the Company or any of its subsidiaries may address in operating their respective businesses), or includes any grants of exclusive licenses. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (a) result in a violation or breach by the Company or any of its subsidiaries or, to the Company's knowledge, any other party, of any of the provisions of any Company Material Agreement, (b) give any third party (i) the right to declare a default or exercise any remedy under any Company Material Agreement, (ii) the right to a rebate, chargeback, penalty or change in delivery schedule under any Company Material Agreement,
(iii) the right to accelerate the maturity or performance of any obligation of the Company or any of its subsidiaries under any Company Material Agreement, or (iv) the right to cancel, terminate or modify any Company Material Agreement, except in each such case for violations, breaches, defaults, acceleration rights, termination rights and other rights that in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. Since June 30, 1998 and prior to the date of this Agreement, neither the Company nor any subsidiary of the Company has received any written communication or notice or, to the Company's knowledge, any other communication, regarding any actual or possible material violation or material breach of, or default under, any Company Material Agreement.

         3.13  INTELLECTUAL PROPERTY.

              3.13.1 The Company and its subsidiaries own, or have the valid right or license to use, possess, sell or license, all Intellectual Property Rights (as defined below) necessary or required for the conduct of the business of the Company and its subsidiaries as presently conducted, and such rights to use, possess, sell or license are sufficient for such conduct of such business. As used herein: (i) the term "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, service marks, trademark and service mark registrations and applications therefor, trade dress rights, trade names, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, programmers' notes, memoranda and records; and
(ii) the term "COMPANY IP RIGHTS" means the Intellectual Property Rights that the Company or any of its subsidiaries own or have the right or license to use, possess, sell or license.

              3.13.2 The execution, delivery and performance of this Agreement, the Agreement of Merger and the consummation of the Merger and the other transactions contemplated hereby and/or by the Company Ancillary Agreements will not constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right to which the Company or any of its subsidiaries is a party (collectively, the "COMPANY IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right or materially impair the right of the Company or any of its subsidiaries or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any third person by reason of the ownership, use, possession, license, sale or disposition of any Company IP Rights by the Company or any of its subsidiaries.

              3.13.3 Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, marketed, utilized, sold, provided or furnished by the Company or any of its subsidiaries or currently under development by the Company or any of its subsidiaries violates any license or agreement between the Company and any third party or infringes or misappropriates any Intellectual Property Right of any other party. There is no pending or, to the knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right of the Company or any of its subsidiaries to use, possess, sell, license or dispose of any Company IP Right or any other Intellectual Property Rights used or embodied in any product marketed or licensed, or under development, by the Company, nor, to the knowledge of the Company, is there any basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof, or of any other Intellectual Property Rights used or embodied in any product marketed or licensed, or under development, by the Company, conflicts or will conflict with the rights of any other party, nor, to the knowledge of the Company, is there any basis for any such assertion.

              3.13.4 The Company has taken all measures customary and standard in its industry to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and all the Company's proprietary rights therein. All officers, employees and consultants of the Company and its subsidiaries having access to proprietary information have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company; and copies of the form of all such agreements have been delivered to Cadence's counsel. The Company has secured valid written assignments from all consultants and employees who were involved in, or who contributed to, the creation or development of any Company IP Rights, or any other Intellectual Property Rights used or embodied in any product marketed or licensed, or under development, by the Company, of the rights to such contributions that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company or any subsidiary of the Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

              3.13.5 SCHEDULE 3.13.5 to the Company Disclosure Letter contains a complete list of: (i) all worldwide registrations of any patents, copyrights, mask works, trademarks and service marks with any governmental authority; (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by the Company to secure, perfect or protect its interest in any Company IP Rights, including without limitation all patent applications, copyright applications, and applications for registration of trademarks and service marks; and (iii) all unregistered copyrights, trademarks and service marks. All patents and all registered trademarks, service marks and copyrights held by the Company or its subsidiaries are valid, enforceable and subsisting.

              3.13.6 SCHEDULE 3.13.6 to the Company Disclosure Letter contains a complete list of: (i) all licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party and pursuant to which any person is authorized to use any Company IP Rights, and
(ii) all licenses, sublicenses and other agreements to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any of its subsidiaries is authorized to use any third party Intellectual Property Rights, including software ("THIRD PARTY IP RIGHTS") which would be infringed by, embody or are incorporated in, or form a part of, any product or service sold, licensed, distributed or marketed by the Company or any of its subsidiaries.

              3.13.7 To the Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights or any Intellectual Property Right of the Company or any of its subsidiaries by any third party, including any employee or former employee of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has agreed to indemnify any person for any infringement of any Intellectual Property Rights of any third party by any product or service that has been sold, licensed, leased, supplied or provided by the Company.

              3.13.8 Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any other party acting on its or their behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any Company Source Code. SCHEDULE
3.13.8 of the Company Disclosure Letter identifies each contract, agreement and instrument (written or oral) pursuant to which the Company or any of its subsidiaries has deposited, or is or may be required to deposit, with an escrowholder or any other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13.8, "COMPANY SOURCE CODE" means, collectively, any source code, or any material portion or aspect of the source code, or any material proprietary information or algorithm contained in or relating to any source code, of any Company IP Rights or any other product marketed or licensed, or under development, by the Company or any of its subsidiaries.

              3.13.9 To the Company's knowledge, all software licensed by the Company or any of its subsidiaries and all other products manufactured, sold, licensed, leased or delivered by the Company or any of its subsidiaries and all services provided by the Company or any of its subsidiaries to customers conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers regarding such software, products or services and neither the Company nor any of its subsidiaries has any material liability (and, to the Company's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its subsidiaries giving rise to any liability that could have a Material Adverse Effect on the Company) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet. Except as expressly set forth in
SCHEDULE 3.13.9 to the Company Disclosure Letter, no software licensed by the Company or any of its subsidiaries or any product manufactured, sold, leased or delivered by the Company or any of its subsidiaries and no service provided by the Company or any of its subsidiaries to customers is subject to any guaranty, warranty or other indemnity or rights of return or exchange. All sales and licenses by the Company (or any subsidiary thereof) of software or products have been made on the terms set forth in the forms of licenses and other agreements provided to Cadence and its counsel prior to the Agreement Date, and there are no material terms of such sale and licenses (other than terms implied by law in all such licenses) that are not set forth in such forms. Since January 1, 1998, neither the Company nor any of its subsidiaries has had any of its respective products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue recognized by the Company on any of its financial statements from such purchases. Neither the Company nor any of its subsidiaries is under any liability or obligation, and no such outstanding claim has been made, with respect to the return of inventory or products in the possession of customers, licensees, distributors, retailers, or end-users, except such liabilities, obligations and claims as, in the aggregate, do not exceed $100,000.

              3.13.10 All of the software products developed, owned, licensed and/or marketed or distributed by the Company or any of its subsidiaries are Year 2000 Compliant (as defined below). "YEAR 2000 COMPLIANT" means, as applied to a software product, that: (i) such software product will operate and correctly store, represent and process (including sort) all dates (including single and multi-century formulas and leap year calculations), such that errors will not occur when the date being used is in the Year 2000, or in a year preceding or following the Year 2000; (ii) such software product has been written and tested to support numeric and date transitions from the twentieth century to the twenty-first century, and back (including without limitation all calculations, aging, reporting, printing, displays, reversals, disaster and vital records recoveries) without error, corruption or impact to current and/or future operations; and (iii) such software product will function without error or interruption related to any date information, specifically including errors or interruptions from functions which may involve date information from more than one century, in each case except where the same could not reasonably be expected to have a Material Adverse Effect on the Company. The Company will not be required to incur any material expense to make any one or more of its products Year 2000 Complaint.

         3.14 COMPLIANCE WITH LAWS. The Company and each subsidiary of the Company has complied, and is now and at the Closing Date will be in compliance, in all material respects with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business. The Company and each subsidiary of the Company holds all permits, licenses and approvals from, and has made all filings with, government agencies and authorities, that are necessary in connection with its present business ("GOVERNMENTAL PERMITS") and all such Governmental Permits are in full force and effect, except where the failure to hold any such Governmental Permit or make such filings has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has received any notice or other communication from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or
(b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. Neither the Company nor any of its subsidiaries, nor any director, officer, agent or employee of the Company and/or any of its subsidiaries, has, for or on behalf of the Company or any of its subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         3.15 CERTAIN TRANSACTIONS AND AGREEMENTS. To the knowledge of the Company, (i) none of the officers, directors, employees or stockholders of the Company, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded); (ii) none of said officers, directors, employees or stockholders or any member of their immediate families, is directly or indirectly a party to, or otherwise interested in, any contract or informal arrangement with the Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Cadence and except for agreements related to the purchase of the stock of the Company by, or the grant of Company Options to, such persons; and (iii) none of said officers, directors, employees or stockholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any the Company IP Rights or any other Intellectual Property Rights) that is used in or that pertains to the business of the Company, except for the normal rights of a stockholder.

         3.16  EMPLOYEES, ERISA AND OTHER COMPLIANCE.

              3.16.1 The Company and its subsidiaries are in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers, consultants and independent contractors of the Company and its subsidiaries as of the date of this Agreement and their then-current title and/or job description and compensation is set forth on SCHEDULE 3.16.1 to the Company Disclosure Letter. The Company and its subsidiaries do not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law.

              3.16.2 Neither the Company nor any of its subsidiaries (i) now is, nor has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees,
(iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization or (iv) has any current labor disputes. The Company and its subsidiaries have good labor relations, and the Company has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a material adverse effect on such labor relations. As of the date of this Agreement, the Company has no knowledge that any of its or any of its subsidiaries' key employees intends to leave their employ. There are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries (on the one hand) and any of their respective employees (on the other hand), which controversies have or could reasonably be expected to have a Material Adverse Effect on the Company. All of the employees of the Company and its subsidiaries are legally permitted to be employed by the Company or its subsidiaries in the United States of America.

              3.16.3 Neither the Company nor any of its subsidiaries has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of the Company or any of its subsidiaries is subject to Title IV of ERISA.

              3.16.4 SCHEDULE 3.16.4 to the Company Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by the Company or any of its subsidiaries and covers any employee or former employee of the Company or any of its subsidiaries. Such contracts, plans and arrangements as are described in this Section 3.16.4 are hereinafter collectively referred to as COMPANY BENEFIT ARRANGEMENTS." Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement, and each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 (a copy of which letter(s), if any, have been delivered to Cadence and its counsel). The Company has delivered to Cadence or its counsel a complete and correct copy and description of each Company Benefit Arrangement. The Company has timely filed and delivered to Cadence and its counsel the most recent annual report (Form 5500) for each Company Benefit Arrangement that is an "employee benefit plan" as defined under ERISA. The Company has never been a participant in any "prohibited transaction", within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company sponsors as employer or in which Company participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. All contributions due from the Company or any of its subsidiaries as of the Balance Sheet Date with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Balance Sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date other than amounts consistent with the amounts paid or accrued in the periods reflected on the Company Financial Statements. All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any such Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined.

              3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof for the Company's fiscal year ended June 30, 1998.

              3.16.6 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect the Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the Company Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on the Company, or in a Material Adverse Effect on Cadence after the Effective Time.

              3.16.7 No benefit payable or which may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of or arising under this Agreement or the Agreement of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the

Code. The Company is not a party to any: (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, the Agreement of Merger or any Company Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, the Agreement of Merger or any Company Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Agreement of Merger or any Company Ancillary Agreement.

              3.16.8 To the Company's knowledge, no employee, consultant or independent contractor of the Company or any subsidiary of the Company: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, noncompetition agreement or any other contract or agreement with, or obligation to, any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, the Company or such subsidiary or using trade secrets or proprietary information of others, or that would be likely to have a Material Adverse Effect on the Company: or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company or any of its subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property Rights) in such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company's knowledge, the employment of any employee of the Company or any subsidiary of the Company does not subject the Company or any such subsidiary to any liability to any third party.

              3.16.9 There are no material pending claims against the Company or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability.

         3.17 CORPORATE DOCUMENTS. The Company has made available to Cadence for examination all documents and information listed in the Company Disclosure Letter or in any schedule thereto or in any other exhibit or schedule called for by this Agreement which have been requested by Cadence's legal counsel, including, without limitation, the following: (a) copies of the Company's Articles of Incorporation and Bylaws as currently in effect;
(b) the Company's Minute Book containing all records of all proceedings, consents, actions, and meetings of the Company's Stockholders, board of directors and any committees thereof; (c) the Company's stock ledger and journal reflecting all stock issuances and transfers; (d) all material permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents; (e) copies of any directors and officers insurance policies, or similar policies for the benefit of any director or officer, in effect on the Agreement Date (the "D&O POLICIES"); and (f) all Company Material Agreements.

         3.18 NO BROKERS. Neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party (other than fees payable to Morgan Stanley & Co. Incorporated, in the amount and on the terms set forth in the letter dated June 17, 1998, a copy of which has been provided to Cadence and its counsel) in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with the Merger or any other transaction contemplated by this Agreement, and Cadence will incur no liability to any such investment banker, broker, finder or similar party in the event the Merger is not consummated or as a result of any act or omission (other than the consummation of the transactions contemplated by this Agreement) of the Company, any of its employees, officers, directors, stockholders, agents or affiliates.

         3.19 BOOKS AND RECORDS.

              3.19.1 The books, records and accounts of the Company and its subsidiaries (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries, and (d) accurately and fairly reflect the basis for the Company Financial Statements.

              3.19.2 The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         3.20 INSURANCE. During the prior two years, the Company and its subsidiaries have maintained, and now maintain, policies of insurance and bonds of the type and in amounts that it reasonably believes to be adequate for its business. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         3.21 ENVIRONMENTAL MATTERS.

              3.21.1 The Company and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where non-compliance has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise) from a Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance with any Environmental Law, and there are no circumstances that could reasonably be expected to prevent or materially interfere with the compliance by the Company or any of its subsidiaries with any current Environmental Law in the future. To the Company's knowledge, no Materials of Environmental Concern are located in, on or about, or in the subsoil or groundwater of, any property owned, leased, occupied, operated, or controlled by the Company or any improvements situated thereon. All governmental authorizations currently held by the Company or any of its subsidiaries pursuant to any Environmental Law (if any) are identified in SCHEDULE 3.21 of the Company Disclosure Letter.

              3.21.2 For purposes of this Section 3.21: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIAL OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         3.22 ACCOUNTS RECEIVABLE. Subject to any reserves set forth in the Balance Sheet, the accounts receivable shown on the Balance Sheet represent bona fide claims against debtors for sales and other charges, and are not subject to any right of offset or to any discount except for normal cash and immaterial trade discounts.

         3.23 VOTING AGREEMENT; IRREVOCABLE PROXIES. All of the directors of the Company, and the holders of at least (a) a majority of the issued and outstanding shares of Company Common Stock, (b) a majority of the issued and outstanding shares of Company Preferred Stock, (c) a majority of the issued and outstanding shares of the Company's Series A and Series C Preferred Stock, taken together, and (d) a majority of the issued and outstanding shares of each series of the Series D, Series E, Series G and Series I Preferred Stock of the Company, have agreed in writing to vote for approval of the Merger pursuant to voting agreements attached hereto as EXHIBIT C ("VOTING AGREEMENTS"), and pursuant to Irrevocable Proxies attached as Exhibit A thereto ("IRREVOCABLE PROXIES").

         3.24 VOTE REQUIRED. The affirmative votes of the holders of: (a) a majority of the shares of Company Common Stock that are issued and outstanding on the Record Date (as defined below), plus (b) a majority of the shares of Company Preferred Stock that are issued and outstanding on the Record Date, plus (c) a majority of the shares of the Company's Series A and Series C Preferred Stock that are issued and outstanding on the Record Date, voting together as a single class, plus (d) a majority of the shares of each series of the Series D, Series E, Series G, Series H and Series I Preferred Stock of the Company that are issued and outstanding on the Record Date, voting in each case as a separate series, are the only votes of the holders of any of the shares of the Company's capital stock necessary to approve this Agreement, the Merger, the Agreement of Merger and the other transactions contemplated by this Agreement. As used in this

Section 3.24, the term "RECORD DATE" means the record date for determining those stockholders of the Company who are entitled to vote at the Company Stockholders' Meeting or at any action take by written consent of the Company's Stockholders without a meeting under applicable law.

         3.25 BOARD APPROVAL. The Board of Directors of the Company has unanimously (i) approved this Agreement, the Agreement of Merger, all Company Ancillary Agreements and the Merger, and (ii) determined that such agreements and the Merger are in the best interests of the stockholders of the Company and are on terms that are fair to such stockholders.

         3.26 NO EXISTING DISCUSSIONS. Neither the Company, nor any director or officer of the Company, nor any other person acting on behalf of the Company, is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction (as defined in Section 5.9).

         3.27 LSI AMENDMENT. LSI and the Company have executed and delivered the LSI Amendment in the form set forth in EXHIBIT A, and the LSI Amendment is in full force and effect, has not been modified or amended, and is enforceable against the Company (and, to the Company's knowledge, LSI) in accordance with its terms.

         3.28 DISCLOSURE.

              3.28.1 Neither this Agreement, its exhibits and schedules and the Company Disclosure Letter, nor any of the certificates or documents to be delivered by the Company to Cadence under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

              3.28.2 The Proxy Statement, as of the date it is first mailed or delivered to stockholders of the Company and at the time of the Company Stockholder Vote, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF CADENCE AND SUB

         Cadence and Sub hereby represent and warrant to the Company that, except as set forth in the letter addressed to the Company from Cadence and dated as of the Agreement Date which has been delivered by Cadence to the Company concurrently herewith (the "CADENCE DISCLOSURE LETTER"), each of the following representations, warranties and statements in this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date:

         4.1 ORGANIZATION AND GOOD STANDING. Cadence is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Cadence owns all of the issued and outstanding stock and other securities of Sub.

         4.2  POWER, AUTHORIZATION AND VALIDITY.

              4.2.1 POWER AND AUTHORITY. Cadence has all requisite corporate power, capacity and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all the Cadence Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Cadence Ancillary Agreements by Cadence have been duly and validly approved and authorized by all necessary corporate action of Cadence's Board of Directors in compliance with applicable law and Cadence's Certificate of Incorporation and Bylaws, each as amended. Sub has all requisite corporate power, capacity and authority to execute, deliver and perform its obligations under, this Agreement and all the Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance of this Agreement and each of the Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by all necessary corporate action of Sub's Board of Directors and sole stockholder in compliance with applicable law and Sub's Certificate of Incorporation and Bylaws, each as amended.

              4.2.2 NO CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by Cadence or Sub to enable Cadence and Sub to enter into, and to perform their respective obligations under, this Agreement, the Cadence Ancillary Agreements or the Sub Ancillary Agreements, respectively, and for Sub to consummate the Merger, except for: (a) the filing by Cadence of such reports and information with the SEC under the 1934 Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Agreement of Merger, the Merger, the assumption of outstanding Company Options pursuant to Section 2.2 and the other transactions contemplated by this Agreement; (b) the filing of the Agreement of Merger (or the Certificate of Merger) with the Delaware Secretary of State and the filing of the Agreement of Merger (and related officers' certificates) with the California Secretary of State; (c) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act; and (d) such other filings as may be required by the New York Stock Exchange with respect to the assumption by Cadence of outstanding Company Options pursuant to Section 2.2.

              4.2.3 ENFORCEABILITY. This Agreement and each of the Cadence Ancillary Agreements are, or when executed by Cadence will be, valid and binding obligations of Cadence, enforceable against Cadence in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable against Sub in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

         4.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor any of the Cadence Ancillary Agreements or Sub Ancillary Agreements by Cadence or Sub, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of:

(i) any provision of the Certificate of Incorporation or Bylaws or other charter documents of Cadence or Sub as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Cadence or Sub or any of their respective assets or properties; or (iii) any material instrument, agreement or contract to which the Company or any of its subsidiaries (if any) is a party or by which the Company or any of its subsidiaries (if any) or any of their respective assets or properties are bound that has been filed by the Company with the SEC as an exhibit (whether incorporated by reference or filed separately) to (a) the Company's report on Form 10-K for its fiscal year ended January 3, 1998 or
(b) in any other Cadence document filed by Cadence with the SEC under the 1933 Act or the 1934 Act after April 1, 1998 and prior to the Agreement Date.

         4.4 LITIGATION. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against Cadence or any of its subsidiaries (or to Cadence's knowledge, against any officer, director, employee or agent of Cadence or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with Cadence or such subsidiary) before any court, administrative agency or arbitrator that could prevent, enjoin or materially alter or delay the consummation of the Merger or any other transaction contemplated by this Agreement or any Cadence Ancillary Agreement, nor, to Cadence's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened.

         4.5 FINANCIAL RESOURCES. Cadence has, or will prior to the Effective Time have, sufficient cash or cash equivalent funds available to consummate the Merger and the transactions contemplated by this Agreement.

                                    ARTICLE 5
                      PRE-CLOSING COVENANTS OF THE COMPANY

         During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, the Company covenants and agrees with Cadence as follows:

         5.1 ADVICE OF CHANGES. The Company will promptly advise Cadence in writing of any event occurring subsequent to the Agreement Date and known to the Company that would render any representation or warranty of the Company contained in Article 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect. The Company will deliver to Cadence within fifteen (15) days after the end of each monthly accounting period ending after the Agreement Date and before the Closing Date (as defined in Section 7.1), an unaudited balance sheet and statement of operations, which financial statements will be prepared in the ordinary course of the Company's business, consistent with its past practices in accordance with the Company's books and records and generally accepted accounting principles (other than the required footnotes).

         5.2 MAINTENANCE OF BUSINESS. The Company will carry on and use its reasonable and diligent commercial efforts to preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the Agreement Date. If the Company becomes aware of a material deterioration in the relationship with any key customer, key supplier or key employee, it will promptly bring such information to the attention of Cadence in writing and, if requested by Cadence, will exert reasonable commercial efforts to promptly restore the relationship.

         5.3 CONDUCT OF BUSINESS. The Company will continue to conduct its business and use its reasonable and diligent commercial efforts to maintain its business relationships in the ordinary and usual course and neither the Company nor any of its subsidiaries will, without the prior written consent and approval (which may be given verbally to be promptly followed by written confirmation, and which will not be unreasonably withheld) of the President or Chief Financial Officer of Cadence:

              (a) Except to the extent permitted by Section 3.10(c), borrow or lend any money, other than reasonable advances to employees for bona fide travel and expenses that are incurred in the ordinary course of the Company's business consistent with the Company's past practices;

              (b) enter into any transaction or agreement not in the ordinary course of the Company's business consistent with its past practices;

              (c) grant any lien, security interest or other encumbrance on any of its assets;

              (d) sell, transfer or dispose of any of its assets except in the ordinary course of the Company's business consistent with its past practices;

              (e) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible for more than $50,000;

              (f) pay any bonus, increased salary or special remuneration to any officer, director, employee or consultant (except for normal salary increases consistent with the Company's past practices and not to exceed 5% of such officer's, employee's or consultant's base annual compensation, and except pursuant to existing arrangements identified in the Company Disclosure Letter) or enter into any new employment or consulting agreement with any such person;

              (g) change any of its accounting methods;

              (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any stockholder or securityholder of the Company or make any other cash payment to any stockholder or securityholder of the Company (in their capacities as such);

              (i) amend or terminate any contract, agreement or license to which the Company or any of its subsidiaries is a party except those amended or terminated in the ordinary course of the Company's business, consistent with its past practices, and which are not material in amount or effect;

              (j) guarantee or act as a surety for any obligation of any third party;

              (k) waive or release any material right or claim except in the ordinary course of the Company's business, consistent with the Company's past practices;

              (l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock; PROVIDED, HOWEVER, that notwithstanding the foregoing, (i) the Company may issue shares of Company Common Stock issuable upon the exercise of the Company Options and Company Warrants that are outstanding on the Agreement Date in accordance with their terms as now in effect, and (ii) the Company may grant options under Company Option Plans to the extent permitted by Section 3.10(d);

              (m) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

              (n) merge, consolidate or reorganize with, or acquire, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or agreement for such purpose;

              (o) amend its Articles of Incorporation or Bylaws;

              (p) license any of its technology or Intellectual Property Rights except for non-exclusive licenses of products made in the ordinary course of the Company's business consistent with its past practices, or acquire any Intellectual Property Rights (or any license thereto) from any third party except for any such license obtained in the ordinary course of the Company's business consistent with its past practices;

              (q) materially change any insurance coverage or issue any certificates of insurance;

              (r) agree to any audit assessment by any tax authority, or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Cadence for its review (but not approval) prior to filing;

              (s) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of the Company, any Company stock options, warrants or other Company securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of the Company or (ii) the vesting or release of any shares of capital stock or other securities of the Company from any repurchase options or rights of refusal held by the Company or any other party or any other restrictions unless such accelerations/modifications are expressly required and mandated by the terms of a formal written agreement or plan that was entered into prior to the execution of this Agreement by Cadence and the Company;

              (t) purchase or otherwise acquire, or sell or otherwise dispose of: (i) any shares of Cadence Common Stock or other Cadence securities or
(ii) any securities whose value is derived from or determined with reference to, in whole or in part, the value of Cadence stock or other Cadence securities; or

              (u) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(t).

         5.4 APPROVAL OF THE COMPANY'S STOCKHOLDERS. The Company will hold the Company Stockholders' Meeting or will solicit the written consent of its stockholders at the earliest practicable date after the execution of this Agreement, to submit this Agreement, the Agreement of Merger, the Merger and related matters for the consideration and approval of the stockholders of the Company, which approval will be recommended by the Company's Board of Directors (the vote taken at such Company Stockholders' meeting or by the solicitation of such written consent of the stockholders of the Company is hereinafter referred to as the "COMPANY STOCKHOLDER VOTE"). Such Company's Stockholders' Meeting or action by written consent will be called, held and conducted, and any proxies or written consents will be solicited, in compliance with the Company's Articles of Incorporation and Bylaws and with applicable California law.

         5.5 PROXY STATEMENT. The Company will prepare the Proxy Statement as soon as reasonably practicable, in form and substance reasonably acceptable to Cadence, and will distribute the Proxy Statement to its shareholders within ten (10) days after the Agreement Date. The Proxy Statement will include the recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger. The Company will be solely responsible for any statement, information or omission in the Proxy Statement (other than information regarding Cadence that may be supplied by Cadence in writing specifically for inclusion in the Proxy Statement).

         5.6 REGULATORY APPROVALS. The Company will promptly execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Cadence may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company will use all commercially reasonable efforts to obtain, and to cooperate with Cadence to promptly obtain, all such authorizations, approvals and consents.

         5.7 NECESSARY CONSENTS. The Company will timely give such notices to third parties, and will use all commercially reasonable efforts to obtain such written consents and authorizations of third parties, and take such other actions, as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this Article 5 to allow the consummation of the Merger and the other transactions contemplated by this Agreement, to allow Cadence to exercise its rights under the Company Option Agreement without conflict with the rights of any Company Stockholder, and to allow Cadence to carry on the Company's business after the Effective Time.

         5.8 LITIGATION. The Company will notify Cadence in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

         5.9 NO OTHER NEGOTIATIONS. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10 or (b) consummation of the Merger, the Company will not, and the Company will not authorize, encourage or permit any officer, director, employee, stockholder or affiliate of the Company or any other person on the Company's or their behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) furnish any information regarding the Company to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction;
(iii) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (iv) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Cadence) to effect any Alternative Transaction; or (v) execute, enter into or become bound by any letter of intent, agreement or commitment between the Company and any third party that is related to, provides for or concerns any Alternative Transaction. As used herein, the term "ALTERNATIVE TRANSACTION" means any commitment, agreement or transaction involving or providing for the possible disposition of all or any substantial portion of the business, assets or capital stock of the Company or any successor entity, whether by way of merger, consolidation, sale of assets, sale of stock, tender offer and/or any other form of business combination, and any initial public offering of capital stock or other securities of the Company or any successor entity. The Company will promptly notify Cadence orally and in writing of any inquiries or proposals received regarding any Alternative Transaction and the identity of any party making such inquiry or proposal. The Company shall be permitted to disclose the terms of this Section 5.9 to any third party making, or proposing to make, a proposal for an Alternative Transaction, after prior written notice to Cadence of its intention to make such disclosure.

         5.10 ACCESS TO INFORMATION. Until the Closing, the Company will allow Cadence and its agents reasonable access during normal business hours to the files, books, records, personnel and offices of the Company, including, without limitation, any and all information relating to the Company's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of the Non-Disclosure Agreement between the Company and Cadence dated as of June 26, 1998 (the "CONFIDENTIALITY AGREEMENT"). The Company will cause its accountants to cooperate with Cadence and its agents in making available all financial information reasonably requested by Cadence, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

         5.11 SATISFACTION OF CONDITIONS PRECEDENT. The Company will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Articles 8 and 9, and the Company will use all commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with this

Agreement. In particular, the Company will use all commercially reasonable efforts to cause the Merger to become effective in accordance with this Agreement by November 14, 1998.

         5.12 COMPANY DISSENTING SHARES. As promptly as practicable after the date of the Company Stockholder Vote and prior to the Closing Date, the Company will furnish Cadence with the name and address of each holder (or potential holder) of any Company Dissenting Shares (if any) and the number of Company Dissenting Shares (or potential Company Dissenting Shares) owned by each such holder.

         5.13 TERMINATION OF REGISTRATION AND VOTING RIGHTS. The Company shall take, and cause to be taken, such action as shall be necessary to cause all registration rights agreements, information rights agreements, and voting agreements and proxies applicable to or affecting any outstanding shares or other securities of the Company (other than the Voting Agreement and the related Irrevocable Proxies referred to in Section 3.23) to be duly terminated and canceled, effective no later than immediately prior to the Effective Time.

         5.14 INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENTS. The Company will use all commercially reasonable efforts to obtain from each employee and consultant of the Company who has had access to any software, technology or copyrightable, patentable or other proprietary works owned or developed by the Company, or to any other confidential or proprietary information of the Company or its clients, and who has not executed and delivered an invention assignment and confidentiality agreement to the Company prior to the Agreement Date that is in substantially the form provided to counsel to Cadence, an invention assignment and confidentiality agreement in a form reasonably acceptable to Cadence, duly executed by such employee or consultant and delivered to the Company.

         5.15 COMPANY EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS. The Company shall terminate any Benefit Plan immediately prior to the Effective Time upon the request of Cadence.

         5.16 EXERCISE OF WARRANTS. The Company shall use all commercially reasonable efforts to cause each and every holder of any outstanding warrants (including without limitation the Company Warrants) to purchase shares of its capital stock to exercise such warrants in full in accordance with their terms prior to the Effective Time so that such warrants are not outstanding immediately prior to the Effective Time.

         5.17 NOTICES. The Company will promptly give to its stockholders and other Stockholders all notices regarding the Merger that are required under the Company's Articles of Incorporation or Bylaws, each as amended, under any agreement or under any applicable law.

         5.18 BANK ACCOUNTS AND INSURANCE. At least two weeks before the Effective Time, the Company shall deliver to Cadence a true and complete written list of (a) the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which the Company maintains accounts of any nature, the names of all persons then authorized to draw thereon or make withdrawals therefrom and the amount of funds then on deposit therein and amount of debt, if any, owing thereto by the Company, and (b) all policies of insurance held by the Company or any of its subsidiaries, together with the name of the insurer under each policy, the policy coverage amount and next renewal date, and the Company shall promptly advise Cadence in writing of any changes to the information set forth therein.

         5.19 CLOSING OF MERGER. The Company will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to the Company's obligations to effect the Merger under Article 8 hereof have been satisfied or have been waived by the Company.

         5.20 OEM AGREEMENT. Within ten (10) days of the Agreement Date, Cadence and the Company will agree upon the form of a definitive OEM Distribution Agreement between the Company and Cadence under which Cadence would be authorized to distribute the Company's products (including BuildGates) on commercially reasonable terms (the "OEM AGREEMENT"). The OEM Agreement shall guarantee gross revenue of at least $4,000,000 per quarter for the Company during the term of the OEM Agreement and shall become effective for all purposes on or before December 15, 1998.

                                    ARTICLE 6
                                CADENCE COVENANTS

         During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, Cadence covenants and agrees with the Company as follows:

         6.1 ADVICE OF CHANGES. Cadence will promptly advise the Company in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Cadence contained in Article 4 of this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate in any material respect.

         6.2 REGULATORY APPROVALS. Cadence will promptly execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Cadence Ancillary Agreement or Sub Ancillary Agreement. Cadence will use all commercially reasonable efforts to obtain all such authorizations, approvals and consents.

         6.3 SATISFACTION OF CONDITIONS PRECEDENT. Cadence will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and Cadence will use all commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. In particular, Cadence will use all commercially reasonable efforts to cause the Merger to become effective in accordance with this Agreement by November 14, 1998.

         6.4 LISTING OF ADDITIONAL SHARES. Cadence will use all commercially reasonable efforts to cause the shares of Cadence Common Stock issuable upon exercise of any Company Options assumed by Cadence pursuant to Section 2.2 to be approved for listing (subject to notice of issuance) on the New York Stock Exchange.

         6.5 BENEFIT PLANS. Provided that the Company terminates any Company Benefit Arrangement at Cadence's request as provided in Section 5.17, Cadence shall provide the same or a comparable benefit or plan to each employee of Company as is provided to Cadence's employees who are similarly situated (it being understood that this Section shall not obligate Cadence to grant options to purchase, or sell, any particular number of shares of Cadence Common Stock or other equity securities to any employee of the Company). The Cadence benefit plans shall give full credit for each participant's period of service with the Company prior to the Effective Time for all purposes for which such service was recognized under Cadence's benefit plans prior to the Effective Time.

         6.6 EMPLOYMENT OFFERS. Cadence shall, on a date selected by Cadence prior to the Closing Date, offer to execute an employment offer letter with each person who is an employee of the Company on such date, providing for the continued employment of such person by the Company after the Effective Time, on an "at will" basis, (i) at a level of annual cash compensation at least equal to that set forth in SCHEDULE 3.16.1 to the Company Disclosure Letter
(ii) with Cadence stock option grants on terms and conditions substantially equivalent to similarly situated employees of Cadence, (iii) with other benefits consistent with the requirements of Section 6.5, and (iv) without any severance pay or similar obligations on the part of Cadence or the Surviving Corporation in excess of those in effect at the Agreement Date.

         6.7  INDEMNIFICATION.

              6.7.1 Cadence and the Surviving Corporation agree that the obligations set forth in the Company's Articles of Incorporation and Bylaws to indemnify its directors and officers for liabilities, costs and expenses incurred in their capacity as directors and officers, in each case as in effect as of the Agreement Date, shall survive the Merger, and any rights to such indemnification thereunder on the part of any such director or officer shall not be adversely affected by any amendment, repeal or other modification thereto after the Effective Time. From and after the Effective Time, such obligations shall be the joint and several obligations of Cadence and the Surviving Corporation.

              6.7.2 Subject to the provisions of Section 6.7.4, the Surviving Corporation and Cadence shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's current directors and officers (but only with respect to liabilities, costs and expenses incurred by such directors and officers in their capacity as such, or as a result of claims against them in their capacity as such) that were existing at or before the Agreement Date and are disclosed on SCHEDULE 3.11 to the Company Disclosure Letter.

              6.7.3 Subject to the provisions of Section 6.7.4, Cadence shall cause the Surviving Corporation to maintain in effect, for three (3) years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are directors and officers of the Company on the Agreement Date, with respect to costs, expenses and liabilities incurred in their capacities as such, on terms not materially less favorable than the insurance coverage provided as of the Agreement Date under the Company's D&O Policies that are in existence on the Agreement Date, with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.7.3 more than an amount per year equal to 150% of current annual premiums paid by the Company for such D&O Policies; PROVIDED, FURTHER that if such annual premiums exceed such amount, then Cadence shall only be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

              6.7.4 Notwithstanding the provisions of Sections 6.7.2 and 6.7.3, Cadence and the Surviving Corporation shall not be obligated to indemnify, or provide insurance to, any person with respect to any amounts paid from the Escrow Property pursuant to Article 11 hereof.

              6.7.5 This Section 6.7 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Cadence, and shall be enforceable by the indemnified parties.

         6.8 CLOSING OF MERGER. Cadence will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to Cadence's obligations to effect the Merger under Article 9 hereof have been satisfied or have been waived by Cadence.

         6.9 OEM AGREEMENT. Within ten (10) days of the Agreement Date, Cadence and the Company will agree upon the form a definitive OEM Agreement (as defined in Section 5.20). The OEM Agreement shall guarantee gross revenue of at least $4,000,000 per quarter for the Company during the term of the OEM Agreement and shall become effective for all purposes on or before December 15, 1998.

                                    ARTICLE 7
                                 CLOSING MATTERS

         7.1 THE CLOSING. Subject to termination of this Agreement as provided in Article 10 below, the closing of the transactions to consummate the Merger (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific time on the second business day after all of the conditions to Closing set forth in Sections 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement, or on such other day as Cadence and the Company may mutually agree on (the "CLOSING DATE"). Concurrently with the Closing, the Agreement of Merger (or the Certificate of Merger) will be filed with the Delaware Secretary of State, and the Agreement of Merger (and related officers' certificates) will be filed with the California Secretary of State.

         7.2  SURRENDER OF CERTIFICATES.

              7.2.1 At or after the Closing, each holder of shares of Company Common Stock and/or Company Preferred Stock will surrender the certificate(s) for all such shares (each a "COMPANY CERTIFICATE"), duly endorsed to Cadence for cancellation as of the Effective Time, together with a duly executed and completed letter of transmittal in such form as may be reasonably specified by Cadence (which letter of transmittal shall include or be accompanied by the agreement and acknowledgment contemplated by the second sentence of
Section 2.3.2). Promptly after the Effective Time and receipt of all of a tendering holder's Company Certificates and such agreement and acknowledgment, and subject to Sections 2.1.5, 2.1.6 and 2.3, Cadence or its transfer agent will issue to such tendering holder a check for the amount of cash payable to such holder upon the conversion of such holders' shares of Company Common Stock and/or Company Preferred Stock pursuant to Section 2.1.2 (LESS any amounts by which such cash shall be reduced pursuant to Sections
2.1.5 and 2.1.6 and the amount of cash representing the Escrow Contribution of such holder that is to be placed in escrow pursuant to Section 2.3 and the Escrow Agreement). At the Closing, Cadence will deliver the Escrow Property to the Escrow Agent pursuant to the Escrow Agreement. No holder of Company Common Stock or Company Preferred Stock will be entitled to interest on any amounts payable to such holder under this Section 7.2 and Section 2.1.

              7.2.2 After the Effective Time there will be no further registration of transfers on the stock transfer books of the Company or its transfer agent of the Company Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

              7.2.3 Until Company Certificates representing shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1 above, such Company Certificates will be deemed, for all purposes, to evidence ownership of the right to cash payment into which such shares of Company Common Stock or Company Preferred Stock will have been converted pursuant to Section 2.1.2 and the Agreement of Merger.

                                    ARTICLE 8
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         The Company's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company, but only in a writing signed by the Company):

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cadence set forth in Article 4 (as qualified by the Cadence Disclosure Letter) will be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and the Company will have received a certificate to such effect executed by an executive officer of Cadence.

         8.2 COVENANTS. Cadence will have performed and complied in all material respects with all of its covenants contained in Article 6 required to be performed or complied with on or before the Closing, and the Company will have received a certificate to such effect signed by an executive officer of Cadence.

         8.3 REQUISITE APPROVALS. The Merger and the principal terms of this Agreement and the Agreement of Merger will have been duly and validly approved and adopted, as required by applicable law and the Company's Articles of Incorporation and Bylaws, by (a) the valid and affirmative vote of not less than a majority of the shares of Company Common Stock that are issued and outstanding on the Record Date, and (b) the valid and affirmative vote of not less than a majority of the shares of Company Preferred Stock that are issued and outstanding on the Record Date, and (c) by the valid and affirmative vote of at least a majority of the shares of the Company's Series A and Series C Preferred Stock that are outstanding on the Record Date, voting together as a single class, and (d) by the valid and affirmative vote of at least a majority of the shares of each series of the Series D, Series E, Series G, Series H and Series I Preferred Stock of the Company that are outstanding on the Record Date, voting in each case as a separate series.

         8.4 COMPLIANCE WITH LAW; NO LEGAL RESTRAINTS; NO LITIGATION. No litigation or proceeding will be pending with any party, or threatened in writing by any Governmental Authority, for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement. There will not be issued or enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, that, directly or indirectly, challenges, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement or any Cadence Ancillary Agreement.

         8.5 GOVERNMENT CONSENTS; HSR ACT COMPLIANCE. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions as may be required by any governmental or regulatory authority having jurisdiction over the parties to lawfully consummate the Merger and the other actions herein proposed to be taken,. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted.

         8.6 NEW YORK STOCK EXCHANGE LISTING. The shares of Cadence Common Stock issuable upon the exercise of Company Options assumed by Cadence pursuant to Section 2.2 shall be authorized for listing on the New York Stock Exchange (subject to notice of issuance).

         8.7 ESCROW AGREEMENT. The Company shall have received a fully executed copy of the Escrow Agreement in substantially the form of EXHIBIT E executed by the Escrow Agent and Cadence.

         8.8 OPINION OF CADENCE'S COUNSEL. The Company shall have received from Fenwick & West LLP, special counsel to Cadence, a favorable opinion as to the matters identified in EXHIBIT H.

         8.9 EMPLOYMENT AGREEMENTS. The Employment Agreements and Non-Compete Agreements with each of the Key Employees shall remain in full force and effect, and Cadence shall not have taken any action to terminate the employment of any Key Employee pursuant to any Employment Agreement.

                                   ARTICLE 9
                      CONDITIONS TO OBLIGATIONS OF CADENCE

         The obligations of Cadence hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Cadence, but only in a writing signed by Cadence):

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Article 3 (other than the representations and warranties in Sections 3.6, 3.13 and clause (a) of
Section 3.10) will be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing; the representation and warranty of the Company set forth in clause (a) of Section 3.10 hereof shall be true and accurate in all respects on and as of the Closing Date with the same force and effect as if it had been made at the Closing (except for any failure to be true and accurate solely as a result of the occurrence of any of the facts or circumstances set forth in SCHEDULE 9.1); the representations and warranties set forth in Sections 3.6 and 3.13 shall be true and accurate in all respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing (except for any failure to be true and accurate solely as a result of the occurrence of any facts or circumstances that could not reasonably be expected to have a Material Adverse Effect on the Company); and Cadence will have received a certificate to the foregoing effect executed by the Company's President.

         9.2 COVENANTS. The Company will have performed and complied in all material respects with all of its covenants contained in Article 5 required to be performed or complied with on or before the Closing, and Cadence will have received a certificate to such effect signed by the Company's President.

         9.3 NO LITIGATION. No action, claim, suit, arbitration, mediation, litigation, proceeding or investigation will be pending against the Company or any of its subsidiaries (or against any officer, director, employee or agent of the Company or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with the Company or such subsidiary) with any party, or threatened in writing by any Governmental Authority, for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which asserts that the Company's or Cadence's negotiations regarding this Agreement, Cadence's or the Company's entering into this Agreement or the Company's or Cadence's consummation of the Merger or any other material transaction contemplated by this Agreement, any Cadence Ancillary Agreement or any Company Ancillary Agreement, breaches or violates any Company Material Agreement or constitutes tortious conduct on the part of Cadence or the Company or calling for the disposition or divestiture of any product or other asset of the Company by Cadence or the Company or materially limiting the exercise by Cadence of its control of the Company following the Merger.

         9.4 GOVERNMENT CONSENTS; HSR ACT COMPLIANCE. There will have been obtained, at or prior to the Closing Date, such permits or authorizations, and there will have been taken all such other actions, as may be required by any governmental or regulatory authority having jurisdiction over the parties to lawfully consummate the Merger and the other actions herein proposed to be taken. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by Cadence or the Company.

         9.5 OPINION OF COMPANY'S COUNSEL. Cadence will have received from Venture Law Group, A Professional Corporation, special counsel to the Company, a favorable opinion as to the matters identified in EXHIBIT I, and from Cooley Godward, counsel to the Company, a favorable opinion as to the matters identified in EXHIBIT J.

         9.6 REQUISITE APPROVALS. The Merger and the principal terms of this Agreement and the Agreement of Merger will have been duly and validly approved and adopted, as required by applicable law and the Company's Articles of Incorporation and Bylaws, by (a) the valid and affirmative vote of not less than a majority of the shares of Company Common Stock that are issued and outstanding on the Record Date, and (b) the valid and affirmative vote of not less than a majority of the shares of Company Preferred Stock that are issued and outstanding on the Record Date, and (c) by the valid and affirmative vote of at least a majority of the shares of the Company's Series A and Series C Preferred Stock that are outstanding on the Record Date, voting together as a single class, and (d) by the valid and affirmative vote of at least a majority of the shares of each series of the Series D, Series E, Series G, Series H and Series I Preferred Stock of the Company that are outstanding on the Record Date, voting in each case as a separate series.

         9.7 NON-COMPETITION AGREEMENTS AND EMPLOYMENT AGREEMENTS. The Employment Agreements and Non-Competition Agreements shall remain in full force and effect, and none of the Key Employees shall have taken any action to terminate their employment thereunder; and each Key Employee shall have exercised in full any Company Option held by such Key Employee prior to the Effective Time.

         9.8 ESCROW AGREEMENT. Cadence will have received a fully executed copy of the Escrow Agreement in substantially the form of EXHIBIT E executed by the Escrow Agent and the Representative.

         9.9 RESIGNATION OF DIRECTORS. The directors of the Company in office immediately prior to the Effective Time of the Merger (OTHER THAN any such director who is designated in Section 2.4(g) to be a director of the Company immediately after the Effective Time) will have resigned as directors of the Surviving Corporation effective as of the Effective Time.

         9.10 NO OTHER COMPANY SECURITIES. All Other Company Securities (including without limitation all Company Warrants), if any, will have been exercised in full and thereby converted into shares of Company Common Stock in accordance with their current terms and conditions, so that no Other Company Securities will be outstanding immediately prior to the Effective Time.

         9.11 LSI AMENDMENT. The LSI Amendment shall be in full force and effect in the form attached hereto as EXHIBIT A without any amendments or modifications thereto.

         9.12 AGREEMENT TO OFFSET. Cadence shall have received the written agreement of each holder of Company Preferred Stock or Company Common Stock or any Company Option that shall have any outstanding debt or liability to the Company (or any subsidiary thereof) that the amount payable to such holder pursuant to Section 2.1 may be reduced by the amount of such debt or liability outstanding at the Effective Time, as contemplated by Section 2.1.6 (including any interest accrued pursuant to the terms of such debt or liability).

         9.13 ACCEPTANCE OF CONTINUED EMPLOYMENT. At least seventy-five percent (75%) of the employees of the Company that are primarily engaged as engineers or software developers, and to whom Cadence shall have offered to enter into employment offer letters as provided in Section 6.6, shall have executed such employment offer letters.

         9.14 TERMINATION OF REGISTRATION, INFORMATION AND VOTING RIGHTS. All registration rights agreements, information rights agreements and voting agreements and proxies applicable to or affecting any outstanding shares or other securities of the Company (other than the Voting Agreement and the related Irrevocable Proxies referred to in Section 3.23) will be duly terminated and canceled, effective no later than immediately prior to the Effective Time, and any rights of any Company Stockholder to prior notice of the Merger or any action of the Company or its Board of Directors relating to the Merger or this Agreement shall have been satisfied or duly waived.

         9.15 DESIGNATION OF REPRESENTATIVE. The Board of Directors of the Company shall have designated the Representative and not revoked such designation. The Representative shall have accepted such designation in writing, and the Company shall have advised Cadence in writing of the identity of the Representative.

                                    ARTICLE 10
                            TERMINATION OF AGREEMENT

         10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Cadence and the Company.

         10.2 UNILATERAL TERMINATION.

              10.2.1 Either Cadence or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

              10.2.2 Either Cadence or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific time on the Termination Date; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section
10.2.2 shall not be available to any party whose failure to perform in any material respect any of its obligations under this Agreement results in the failure of any condition set forth in Article 8 or Article 9 to be satisfied, or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty under this Agreement by such party, if the other party has performed in all material respects its obligations under this Agreement and if the representations and warranties of such other party to this Agreement are true and correct such that the closing conditions contemplated by Sections 8.1 and 9.1 (whichever is applicable) would be satisfied.

              10.2.3 Either Cadence or the Company may terminate this Agreement at any time prior to the Closing if the other has committed a material breach of (a) any of its representations and warranties under
Article 3 or Article 4 of this Agreement, as applicable, such that the closing conditions contemplated by Sections 9.1 and 8.1, respectively, would fail to be satisfied; or (b) any of its covenants under Article 5 or Article 6 of this Agreement, as applicable, and has not cured such material breach within thirty (30) days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2.3.

         10.3 NO LIABILITY. Any termination of this Agreement in accordance with this Article 10 will be without further obligation or liability upon any party in favor of any other party hereto other than the obligations provided in the Confidentiality Agreement; PROVIDED, HOWEVER, that nothing herein will limit the obligation of the Company and Cadence to use all commercially reasonable efforts to cause the Merger to be consummated, as set forth in Sections 5.11 and 6.3, respectively.

                                    ARTICLE 11
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES, CONTINUING COVENANTS

         11.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants of the Company contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of Cadence, until that date (the "ESCROW RELEASE DATE") which is the earlier of (i) the termination of this Agreement or (ii) the first
(1st) anniversary of the Effective Time.

         11.2 AGREEMENT TO INDEMNIFY. The Company Stockholders will jointly and severally indemnify and hold harmless Cadence and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control Cadence or the Surviving Corporation within the meaning of the 1933 Act (each hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, demonstrable damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "DAMAGES") directly or indirectly incurred, resulting or and arising out of: (a) any inaccuracy, misrepresentation, breach of, or default in (1) any of the representations or warranties of the Company contained in this Agreement (as such may be expressly qualified by the Company Disclosure Letter), or in any certificate delivered by or on behalf of the Company in satisfaction of any of the conditions set forth in Article 9, or (2) any of the covenants given or made by the Company in this Agreement (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date); or (b) any Excess Transaction Expenses (as defined in Section 12.7). Any claim of indemnity made by an Indemnified Person under this Section 11.2 must be raised in a writing delivered to the Escrow Agent by no later than the Escrow Release Date and, if raised by such date, such claim shall survive the Escrow Release Date until final resolution thereof.

         11.3 LIMITATION. In seeking indemnification for Damages under
Section 11.2, the Indemnified Persons will exercise their remedies solely with respect to the Escrow Property and any other assets deposited in escrow pursuant to the Escrow Agreement, and no Company Stockholder will have any liability to an Indemnified Person under Section 11.2 of this Agreement except to the extent of such Company Stockholder's portion of the Escrow Property and any other assets deposited under the Escrow Agreement. The remedies set forth in this Section 11.3 will be the exclusive remedies of Cadence and the other Indemnified Persons under Section 11.2 of this Agreement against any Company Stockholder for any inaccuracy, misrepresentation, breach of, or default in (1) any of the representations or warranties given or made by the Company in this Agreement (as such may be expressly qualified by the Company Disclosure Letter or in any certificate, document or instrument delivered by or on behalf of the Company in satisfaction of any of the conditions set forth in Article 9, or (2) any of the covenants given or made by the Company in this Agreement. In addition, the indemnification provided for in Section 11.2 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate of Two Hundred Thousand Dollars ($200,000) (the "BASKET"), in which event the Company Stockholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons for all Damages; PROVIDED, HOWEVER, that the Basket shall not apply to any indemnification claim for Damages for Excess Transaction Expenses. Nothing contained in this Section 11.3 shall be construed to limit any rights of Cadence against (a) any person with respect to fraudulent conduct or omissions by such person or (b) any Company Stockholder, with respect to the failure by such Company Stockholder to have good, valid and marketable title to any issued and outstanding shares of Company Common Stock or Company Preferred Stock, or to any Unexercised Company Option, held (or asserted in the Company Disclosure Letter to have been held) by such Company Stockholder, free and clear of all liens, claims and encumbrances, or to have the full right, capacity and authority to vote all of the outstanding shares of Company Common Stock and Company Preferred Stock held by such Company Stockholder in favor of the Merger and any other transaction contemplated by this Agreement.

         11.4 NOTICE; DEFENSE OF CLAIMS. Promptly after Cadence becomes aware of the existence of any potential claim by an Indemnified Person for indemnity from the Company Stockholders under Section 11.2, Cadence will notify the Representative and the Escrow Agent of such potential claim. Failure of Cadence to give such notice will not affect any rights or remedies of an Indemnified Party hereunder with respect to indemnification for Damages except to the extent the Company Stockholders are materially prejudiced thereby. If any suit, action, claim, liability or obligation (a "PROCEEDING") shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Person to indemnity against any liability, damages and expenses claimed or reasonably likely to be incurred in or as a result of such Proceeding pursuant to Section 11.2 and the reasonably anticipated amount of the claim which is the basis of such Proceeding could not reasonably be expected to exceed the amount of the Escrow Property then subject to the escrow described in Section 2.3, less the amount of any other then-pending indemnification claims against the Escrow Property pursuant to Section 11.2, then the Representative, if it so elects, shall be entitled to assume and control the defense of such Proceeding (and shall consult with the Indemnified Person with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of expenses. If the Representative elects to assume and control the defense of a Proceeding, it will provide notice thereof within 30 days after the Indemnified Person has given notice of the matter and the Indemnified Person shall have the right to employ counsel separate from counsel employed by the Representative in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (a) the employment thereof has been specifically authorized by the Representative in writing, (b) the Representative shall have failed to assume the defense and retain counsel or
(c) the Indemnified Person shall have reasonably concluded that representation by counsel employed by the Representative would be inappropriate as a result of any conflict of interest. Prior to the settlement of any claim for which Cadence seeks indemnity from a Company Stockholder, Cadence will provide the Representative with the terms of the proposed settlement and a reasonable opportunity to comment on such terms in accordance with the Escrow Agreement. Cadence shall have the right in its sole discretion to settle any such claim; PROVIDED, HOWEVER, that Cadence shall not be entitled to indemnification for any amount paid in settlement of a claim if Cadence shall not have received the prior consent of the Representative to such settlement, unless such consent shall have been unreasonably delayed or withheld. In the event that the Representative shall have consented to any such settlement, the Representative shall have no power or authority to object to any claim by Cadence for indemnity for the amount of such settlement.

                                    ARTICLE 12
                                  MISCELLANEOUS

         12.1 GOVERNING LAW. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         12.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         12.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         12.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

         12.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         12.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the stockholders of the Company, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of the Company without obtaining such further approval. At any time prior to the Effective Time, each of the Company and Cadence, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         12.7 EXPENSES. Each party will bear its respective legal and auditors' fees and expenses ("TRANSACTION EXPENSES") and its other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby; PROVIDED, HOWEVER, that if the Merger is successfully consummated, then up to a maximum of $300,000 of the Company's verified Transaction Expenses (plus the reasonable fees and expenses of Cooley Godward) will be paid by Cadence, and Cadence shall be entitled to indemnification from the Escrow Property in accordance with Section 11.2 for an amount equal to the amount (if any) by which the Company's Transaction Expenses exceed $300,000 plus the reasonable fees and expenses of Cooley Godward (such excess being hereinafter called the "EXCESS TRANSACTION EXPENSES"), and such indemnification shall not be subject to the Basket; and PROVIDED FURTHER, that in the event that the Company or Cadence receives a second request (as defined in Section 1.26) delivered under the HSR Act, then the amount by which the Transaction Expenses exceed $300,000 plus the reasonable fees and expenses of Cooley Godward shall NOT be considered Excess Transaction Expenses and Cadence shall not be entitled to indemnification therefor.

         12.8 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

         12.9 NOTICES. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

                  If to Cadence:

                           Cadence Design Systems Inc.
                           General Counsel
                           2655 Seely Road, Building 5, MS 5B1
                           San Jose, CA 95134
                           Attention:  General Counsel
                           Fax Number:  (408) 944-6855

                  with a copy to:

                           Fenwick & West, LLP
                           Two Palo Alto Square, Suite 800
                           Palo Alto, CA  94306
                           Attention:  Gordon K. Davidson, Esq.
                           Fax Number:  (650) 494-1417

                  If to the Company:

                           Ambit Design Systems, Inc.
                           2500 Augustine Drive, Suite 200
                           Santa Clara, CA 95054
                           Attention:  President
                           Fax Number:  (408) 966-1043

                  with a copy to:

                           Venture Law Group
                           A Professional Corporation
                           2800 Sand Hill Road
                           Menlo Park, CA 94025
                           Attention: Steven Tonsfeldt, Esq.
                           Fax Number:  (650) 233-8386

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

         12.10 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

         12.11 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

         12.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         12.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. Except as otherwise contemplated by Section 6.6, no provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         12.14 PUBLIC ANNOUNCEMENT. Upon execution of this Agreement, Cadence and the Company will issue a press release approved by both parties announcing the Merger. Thereafter, Cadence may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules, and the Company shall be permitted to make such disclosure to its stockholders regarding this Agreement and the Merger as it shall reasonably determine is necessary in connection with the solicitation of consents to the Merger from its stockholders, as contemplated by Section 5.4, and furthermore shall be permitted to make the disclosure permitted by Section 5.9. Prior to the publication of any such press release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and the Company will use its reasonable efforts to prevent any trading in Cadence Common Stock by its officers, directors, employees, stockholders and agents.

         12.15 DISCLOSURE LETTER. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section in Article 3, and shall not be deemed to relate to or to qualify any other representation or warranty (UNLESS it is reasonably apparent from the information set forth in the Company Disclosure Schedule, that such information qualifies another representation or warranty of the Company in Article 3).

         12.16 CONFIDENTIALITY. the Company and Cadence each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that Cadence will cease to be bound by the Confidentiality Agreement after the Merger becomes effective). If this Agreement is terminated, all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

         12.17 ENTIRE AGREEMENT. This Agreement, the exhibits hereto and that certain letter agreement dated of even date herewith between Cadence and the Company constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. To the extent that any of the terms of this Agreement are inconsistent with any of the terms of the Escrow Agreement, the terms of this Agreement shall govern.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CADENCE DESIGN SYSTEMS, INC.           AMBIT DESIGN SYSTEMS, INC.

By:                                    By:
   ----------------------------------     ------------------------------------
      Jack Harding, President                 Prakash Bhalerao, President

ADIRONDACK TRANSACTION CORP.

By:
   ----------------------------------
       Jack Harding, President


           [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                LIST OF EXHIBITS

Exhibit A                  LSI Amendment
Exhibit B                  Company Option Agreement
Exhibit C                  Voting Agreement
Exhibit D                  Agreement of Merger
Exhibit E                  Escrow Agreement
Exhibit F                  Restated Articles of Incorporation of Surviving
                             Corporation
Exhibit G                  Bylaws of Surviving Corporation
Exhibit H                  Matters to be Covered in the Opinion of Fenwick &
                             West LLP
Exhibit I                  Matters to be Covered in the Opinion of Venture Law
                             Group
Exhibit J                  Matters to be Covered in the Opinion of Cooley
                             Godward LLP

Schedule 9.1               Certain Matters
Schedule 9.6               Third-Party Consents

                                    EXHIBIT A

                                  LSI AMENDMENT

                                    EXHIBIT B

                            COMPANY OPTION AGREEMENT

                                    EXHIBIT C

                                VOTING AGREEMENT

                                    EXHIBIT D

                               AGREEMENT OF MERGER


    [PURSUANT TO AGREEMENT OF THE PARTIES, THE AGREEMENT OF MERGER WILL BE
       REVISED TO CONFORM TO THE AGREEMENT AND PLAN OF REORGANIZATION.]

                                    EXHIBIT E

                                ESCROW AGREEMENT


    [PURSUANT TO AGREEMENT OF THE PARTIES THE ESCROW AGREEMENT WILL BE
                           FINALIZED PRIOR TO CLOSING.]

                                    EXHIBIT F

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                              SURVIVING CORPORATION

                                    EXHIBIT G

                         BYLAWS OF SURVIVING CORPORATION

                                    EXHIBIT H

                          MATTERS TO BE COVERED IN THE
                          OPINION OF FENWICK & WEST LLP

                                    EXHIBIT I

                          MATTERS TO BE COVERED IN THE
                          OPINION OF VENTURE LAW GROUP

                                    EXHIBIT J

                          MATTERS TO BE COVERED IN THE
                          OPINION OF COOLEY GODWARD LLP

                                  SCHEDULE 9.1

                                       TO

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 CERTAIN MATTERS

                 [SEE SECTION 9.1 OF COMPANY DISCLOSURE LETTER]